Exhibit 10.126

U.S. $400,000,000

REVOLVING CREDIT AGREEMENT

dated as of March 28, 2014,

ITC HOLDINGS CORP.,

as the Borrower,

VARIOUS FINANCIAL INSTITUTIONS AND OTHER

PERSONS FROM TIME TO TIME PARTIES HERETO,

as the Lenders,

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent,

and

BARCLAYS BANK PLC

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agents

J.P. MORGAN SECURITIES LLC,

BARCLAYS BANK PLC
AND
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

i

4.2	Voluntary Reduction of Revolving Credit Commitments	43
4.3	Mandatory Termination of Commitments	44

ARTICLE 5 PAYMENTS		44

5.1	Prepayments	44
5.2	Method and Place of Payment	44
5.3	Net Payments	45
5.4	Computations of Interest and Fees	49

ARTICLE 6 CONDITIONS PRECEDENT		49

6.1	Conditions Precedent to Initial Effectiveness	49
6.2	Conditions Precedent to All Credit Events	51

ARTICLE 7 REPRESENTATIONS AND WARRANTIES		51

7.1	Organizational Status	52
7.2	Capacity, Power and Authority	52
7.3	No Violation	52
7.4	Litigation	52
7.5	Governmental Approvals	53
7.6	True and Complete Disclosure	53
7.7	Financial Condition; Financial Statements	53
7.8	Tax Returns and Payments	54
7.9	Environmental Matters	54
7.10	Properties	54
7.11	Pension and Welfare Plans	54
7.12	Regulations U and X	55
7.13	Investment Company Act	55
7.14	Sanctions Laws and Regulations	55
7.15	No Material Adverse Change	55
7.16	Deemed Repetition of Representations and Warranties	55

ARTICLE 8 AFFIRMATIVE COVENANTS		56

8.1	Information Covenants	56
8.2	Books, Record and Inspections	58
8.3	Maintenance of Insurance	59
8.4	Payment of Taxes	59
8.5	Organizational Existence	59
8.6	Compliance with Statutes, Obligations, etc.	59

8.7	Good Repair	59
8.8	[Reserved]	60
8.9	End of Fiscal Years; Fiscal Quarters	60
8.10	Use of Proceeds	60
8.11	Changes in Business	60

ARTICLE 9 NEGATIVE COVENANTS		61

9.1	Limitation on Liens	61
9.2	Limitation on Fundamental Changes	63
9.3	Debt to Capitalization Ratio	63

ARTICLE 10 EVENTS OF DEFAULT		64

10.1	Payments	64
10.2	Representations, etc.	64
10.3	Covenants	64
10.4	Default Under Other Agreements	64
10.5	Bankruptcy, etc.	65
10.6	Non-ownership of Certain Subsidiaries	65
10.7	Judgments	65
10.8	Change of Ownership	65
10.9	Pension Plans	66
10.10	Remedies	66
10.11	Remedies Cumulative	66

ARTICLE 11 THE ADMINISTRATIVE AGENT		67

ARTICLE 12 MISCELLANEOUS		69

12.1	Amendments and Waivers	69
12.2	Notices	70
12.3	No Waiver; Cumulative Remedies	72
12.4	Survival of Representations and Warranties	73
12.5	Payment of Expenses and Taxes	73
12.6	Successors and Assigns; Participations and Assignments	74
12.7	Replacements of Lenders under Certain Circumstances	78
12.8	Adjustments; Set-off	79
12.9	Marshalling; Payments Set Aside	80
12.10	Counterparts; Effectiveness; Electronic Execution	81
12.11	Severability	81

12.12	Integration	81
12.13	Governing Law	81
12.14	Submission to Jurisdiction; Waivers	82
12.15	Acknowledgements	82
12.16	Waivers of Jury Trial	83
12.17	Confidentiality	83
12.18	Treatment of Revolving Credit Loans	83
12.19	USA Patriot Act	84
12.20	No Fiduciary Duty	84
12.21	Interest Rate Limitation	84

SCHEDULES:

Schedule I	Commitments
Schedule II	Litigation
Schedule III	Environmental Matters
Schedule IV	Pension and Welfare Matters
Schedule V	Outstanding Liens on Closing Date
Schedule VI	Existing Letters of Credit

EXHIBITS:

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Notice of Continuation
Exhibit C	[Reserved]
Exhibit D	Form of Closing Date Certificate
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Assignment and Assumption
Exhibit G	Form of Increasing Lender Supplement
Exhibit H	Form of Augmenting Lender Supplement

REVOLVING CREDIT AGREEMENT, dated as of March 28, 2014, among ITC HOLDINGS CORP., a Michigan corporation (the “Borrower”), various financial institutions and other Persons from time to time parties hereto as lenders (each a “Lender” and, collectively, the “Lenders”) and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as administrative agent (in such capacity, the “Administrative Agent”).

The Borrower has requested that the Lenders make senior loans to it in an aggregate principal amount not exceeding $400,000,000 at any one time outstanding. The Lenders are prepared to make such loans upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

As used herein, the following terms shall have the meanings specified in this Article 1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

1.1          Defined Terms.

“ABR” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month LIBOR Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“ABR Loan” shall mean each Revolving Credit Loan bearing interest at the rate provided in Section 2.8(a).

“Adjusted LIBO Rate” shall mean, with respect to any LIBOR Loan for any LIBOR Period, an interest rate per annum equal to (a) the LIBO Rate for such LIBOR Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” shall have the meaning provided in the preamble to this Agreement and shall include such other financial institution as may be appointed as the successor administrative agent in the manner and to the extent described in Article 11.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, and (b) any other Person in which such Person directly or indirectly through Subsidiaries has a 10% or greater equity interest. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the Voting Stock having ordinary voting power for the election of directors (or the equivalent) of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of Capital Stock, by contract or otherwise.

“Agent Parties” shall have the meaning assigned to such term in Section 12.2 (d).

“Agreement” shall mean this Revolving Credit Agreement, as the same may be amended, modified, supplemented, restated or replaced from time to time.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any U.S. jurisdiction applicable to the Borrower and its Subsidiaries concerning or relating to bribery or corruption.

“Applicable Margin” and “Commitment Fee Rate” shall mean, for any day, the applicable rate per annum set forth below under the caption “Applicable Margin” or “Commitment Fee Rate”, respectively, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Borrower’s non-credit-enhanced long term senior unsecured debt:

Debt Ratings	Commitment	Applicable Margin
Moody’s/S&P	Fee	LIBOR	ABR
Category 1 > A1/A+	0.075%	0.875%	0.000%
Category 2 = A2/A	0.100%	1.000%	0.000%
Category 3 = A3/A-	0.125%	1.125%	0.125%
Category 4 = Baa1/BBB+	0.175%	1.250%	0.250%
Category 5 = Baa2/BBB	0.225%	1.500%	0.500%
Category 6 < Baa3/BBB-	0.275%	1.750%	0.750%

For purposes of this definition, (i) if the ratings established by Moody’s and S&P shall fall within different Categories, the Applicable Margin and the Commitment Fee Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Margin and the Commitment Fee Rate shall be determined by reference to the Category next below the higher of the two Categories, (ii) if only one rating is available from either Moody’s or S&P, then such rating shall be used to determine the applicable Category, (iii) if neither Moody’s nor S&P shall have in effect a rating for the Borrower’s non-credit-enhanced long term senior unsecured debt, then Category 6 above shall apply, and (iv) if the ratings established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin and Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin and the Commitment Fee Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning assigned to such term in Section 12.6(b).

“Arranger” and “Arrangers” shall mean J.P. Morgan Securities LLC, Barclays Bank PLC and Wells Fargo Securities, LLC, individually or collectively, as the context requires.

“Assignee” shall have the meaning provided in Section 12.6(b)(i).

“Assignment and Assumption” shall mean an assignment and assumption agreement substantially in the form of Exhibit F hereto or otherwise in a form that is reasonably satisfactory to the Administrative Agent and delivered by each Assignee to the Administrative Agent pursuant to Section 12.6(b)(ii)(C).

“Assignment Effective Date” shall have the meaning provided in Section 12.6(b)(iii).

“Augmenting Lender” shall have the meaning assigned to such term in Section 2.15.

“Authorized Officer”, as applied to any Person, shall mean the Chief Executive Officer, the President, any Executive Vice-President, any Senior Executive Vice President, any Senior Vice-President, the Chief Financial Officer, the Treasurer, the Secretary or General Counsel of such Person or any other senior officer of such Person designated as such in writing to the Administrative Agent by such Person.

“Available Revolving Credit Commitment” shall mean, with respect to any Lender, an amount equal to the excess, if any, of (a) the amount of such Lender’s Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans of such Lender then outstanding and (ii) that portion of such Lender’s Letter of Credit Exposure.

“Bankruptcy Code” shall have the meaning provided in Section 10.5.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Borrower” shall have the meaning provided in the recitals to this Agreement.

“Borrowing” shall mean (a) the incurrence of one Type of Revolving Credit Loan on a given date (or resulting from conversions or continuations on a given date) and having, in the case of LIBOR Loans, the same LIBOR Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans) or (b) a Swingline Loan.

“Business” shall have the meaning provided in Section 8.11.

“Business Day” shall mean (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day that shall be in the City of New York a legal holiday or a day on which banking institutions are authorized or required by law or other governmental actions to close, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day that is a Business Day described in clause (a) excluding any day that shall be in the City of London a legal holiday or a day on which banking institutions are authorized or required by law or other governmental actions to close.

“Capital Lease”, as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a finance lease obligation on the balance sheet of that Person.

“Capital Stock” shall mean common shares, preferred shares or other equivalent equity interests (howsoever designated) of capital stock of a corporation, equity preferred or common interests or membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person and its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Change of Ownership” shall mean and be deemed to have occurred if (i) any person or group (within the meaning of the Securities and Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder) shall become, directly or indirectly, the beneficial owner of capital stock representing more than 35% of the ordinary voting power represented by the issued and outstanding Voting Stock of the Borrower; and/or (ii) a majority of the incumbent directors of the Borrower ceases to be persons who were either (x) directors of the Borrower on the Closing Date or (y) new directors (such persons being called herein “New Members”) appointed or nominated for election by one or more persons who were members of the board of directors of the Borrower on the Closing Date or who were appointed or nominated by one or more such New Members whether or not they were members on the Closing Date.

“Class”, when used in reference to any Revolving Credit Loan or Borrowing, refers to whether such Revolving Credit Loan, or the Revolving Credit Loans comprising such Borrowing, are Revolving Credit Loans or Swingline Loans.

“Closing Date” shall mean March 28, 2014.

“Closing Date Certificate” shall have the meaning provided in Section 6.1(b).

“Code” shall mean the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Commitment Fee Rate” shall have the meaning given to that term in the definition of “Applicable Margin”.

“Communications” shall have the meaning assigned to such term in Section 12.2 (d).

“Compliance Certificate” shall have the meaning provided in Section 8.1(c).

“Confidential Information” shall have the meaning provided in Section 12.17.

“Consolidated Capitalization” shall mean consolidated total assets less consolidated non-interest bearing current liabilities, all as shown on the Borrower’s most recently delivered audited consolidated balance sheet prepared in accordance with GAAP.

“Control”, “Controls” and “Controlled”, when used with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of Voting Stock, by contract or otherwise.

“Controlled Group”, when used with respect to the Borrower, shall mean all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with such Person, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Revolving Credit Loan and the issuance, extension or increase of a Letter of Credit.

“Credit Party” shall mean the Administrative Agent, the Swingline Lender, any Letter of Credit Issuer or any Lender.

“Debt to Capitalization Ratio” shall mean, with respect to the Borrower, as of any date of determination, the ratio of (a) Total Debt for the Borrower as of such date to (b) Total Capitalization for the Borrower as of such date.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender, as determined by the Administrative Agent, that (a) has failed, within three (3) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the condition precedent, together with any applicable default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the condition precedent, together with any applicable default) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after written request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become, or has a Parent that has become, the subject of a Bankruptcy Event.

“Dollars” and “$” shall mean lawful currency of the United States.

“Electronic Signature” shall mean an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” shall mean any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any Letter of Credit Issuer and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Claims” shall mean, with respect to any Person, any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance, investigations (other than internal reports prepared by such Person or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety (with respect to Hazardous Materials or conditions in the environment) or the environment.

“Environmental Law” shall mean any applicable federal, provincial, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety (with respect to Hazardous Materials or conditions in the environment) or Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.

“Event of Default” shall have the meaning provided in Article 10.

“Existing L/C” shall have the meaning provided in Section 3.1.

“Existing Revolving Credit Agreement” shall mean that certain Revolving Credit Agreement, dated as of May 17, 2011, by and among the Borrower, JPMorgan Chase Bank, N.A., as the Administrative Agent, and the lenders party thereto, as amended, supplemented or otherwise modified prior to the Closing Date.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Finance Parties” shall mean the Administrative Agent and the Lenders.

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“F.R.S. Board” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time, subject to Section 1.2.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided that, the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith or, if the Guarantee Obligation is expressly limited to a specified amount, such specified amount.

“Hazardous Material” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Hostile Take-Over Bid” shall mean an offer to purchase a controlling interest in any Person by the Borrower or any of its Subsidiaries or in which the Borrower or any of its Subsidiaries is involved, in respect of which the board of directors (or equivalent governing body for such entity) of the target entity has recommended against acceptance of such offer to the target entity’s shareholders or equity holders or which is similarly opposed or contested.

“Impacted Interest Period” shall have the meaning assigned to such term in the definition of “LIBO Rate”.

“Increasing Lender” shall have the meaning assigned to such term in Section 2.15.

“including” and “include” shall mean including without limiting the generality of any description preceding such term, and, for purposes of this Agreement, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be classified as a liability on the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all existing payment obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements, (g) all existing payment obligations of such Person under commodity future contracts and other similar agreements and (h) without duplication, all Guarantee Obligations of such Person; provided that, Indebtedness shall not include current payables and accrued expenses, in each case arising in the ordinary course of business.

“Ineligible Institution” has the meaning assigned to such term in Section 12.6(b).

“Interpolated Rate” shall mean, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“ITC Great Plains” shall mean ITC Great Plains, LLC, a Michigan limited liability company and Subsidiary of the Borrower.

“ITC Great Plains Existing Revolving Credit Agreement” shall mean the Revolving Credit Agreement, dated as of February 16, 2011 (as amended, supplemented or otherwise modified from time to time), among ITC Great Plains, the various financial institutions and other Persons from time to time parties thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent.

“ITC Great Plains Revolving Credit Agreement” shall mean the Revolving Credit Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time), among ITC Great Plains, the various financial institutions and other Persons from time to time parties thereto and JPMCB, as administrative agent.

“ITC Midwest” shall mean ITC Midwest LLC, a Michigan limited liability company and Subsidiary of the Borrower.

“ITC Midwest Existing Revolving Credit Agreement” shall mean the Revolving Credit Agreement, dated as of May 31, 2012 (as amended, supplemented or otherwise modified from time to time), among ITC Midwest, the various financial institutions and other Persons from time to time parties thereto and JPMCB, as administrative agent.

“ITC Midwest First Mortgage Indenture” shall mean the First Mortgage Deed of Trust dated as of January 14, 2008 between ITC Midwest and The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York Trust Company, N.A.), as trustee thereunder, as the same may be amended, supplemented or otherwise modified and in effect from time to time.

“ITC Midwest Revolving Credit Agreement” shall mean the Revolving Credit Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time), among ITC Midwest, the various financial institutions and other Persons from time to time parties thereto and JPMCB, as administrative agent.

“ITCTransmission” shall mean International Transmission Company, a Michigan corporation and Subsidiary of the Borrower.

“ITCTransmission Existing Revolving Credit Agreement” shall mean the Revolving Credit Agreement, dated as of May 17, 2011 (as amended, supplemented or otherwise modified from time to time), among ITC Transmission, the various financial institutions and other Persons from time to time parties thereto and JPMCB, as administrative agent.

“ITCTransmission First Mortgage Indenture” shall mean the First Mortgage and Deed of Trust, dated as of July 15, 2003, between ITCTransmission and The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York Trust Company, N.A.) (as successor to BNY Midwest Trust Company), as trustee thereunder, as the same may be amended, supplemented or otherwise modified and in effect from time to time.

“ITCTransmission Revolving Credit Agreement” shall mean the Revolving Credit Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time), among ITC Transmission, the various financial institutions and other Persons from time to time parties thereto and JPMCB, as administrative agent.

“L/C Maturity Date” shall mean the date that is five Business Days prior to the Revolving Credit Maturity Date.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“Lender” and “Lenders” shall have the respective meanings provided in the preamble to this Agreement and any other Person that shall have become a Lender hereunder pursuant to Section 2.15 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and each Letter of Credit Issuer.

“Letter of Credit” shall mean (i) each standby letter of credit issued pursuant to Section 3.1 and (ii) each Existing L/C.

“Letter of Credit Commitment” shall mean, with respect to each Letter of Credit Issuer, the amount set forth opposite the name of such Letter of Credit Issuer on Schedule I.

“Letter of Credit Exposure” shall mean, with respect to any Lender, the sum of (a) the amount of any Unpaid Drawings on Letters of Credit in respect of which such Lender has made (or is required to have made) payments to the applicable Letter of Credit Issuer pursuant to Section 3.4(a) and (b) such Lender’s Revolving Credit Commitment Percentage of the Letter of Credit Outstanding (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the applicable Letter of Credit Issuer pursuant to Section 3.4(a)).

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” shall mean JPMCB, Barclays Bank PLC and Wells Fargo Bank, National Association, any of their respective Affiliates.

“Letter of Credit Outstanding” shall mean, at any time, the sum, without duplication, of (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 3.2.

“LIBO Rate” shall mean, with respect to any LIBOR Loan for any applicable LIBOR Period, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such LIBOR Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such LIBOR Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such LIBOR Period (the “Impacted Interest Period”), then the LIBO Rate for such LIBOR Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.8.

“LIBOR Loan” shall mean each Revolving Credit Loan bearing interest at the rate provided in Section 2.8(b).

“LIBOR Period” shall mean, with respect to a LIBOR Loan, the interest period selected by the Borrower for such LIBOR Loan in accordance with Section 2.9.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment by way of security, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries taken as a whole that would materially adversely affect the ability of the Borrower to perform its obligations under this Agreement.

“Material Subsidiary” shall mean, as at any date, a Subsidiary (the “Subject Subsidiary”), including its subsidiaries, which meet any of the following conditions:

(a)                                 The Borrower’s and its other Subsidiaries’ investments in and advances to the Subject Subsidiary and its Subsidiaries exceeds 10% of the total assets of the Borrower and its Subsidiaries consolidated as of the end of the then most recently completed fiscal year; or

(b)                                 The Borrower’s and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total assets of the Borrower and its Subsidiaries consolidated as of the end of the then most recently completed fiscal year; or

(c)                                  The Borrower’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subject Subsidiary and its Subsidiaries exceeds 10% of such income of the Borrower and its Subsidiaries consolidated for the then most recently completed fiscal year.

“METC” shall mean Michigan Electric Transmission Company, LLC, a Michigan corporation and Subsidiary of the Borrower.

“METC Existing Revolving Credit Agreement” shall mean the Revolving Credit Agreement, dated as of May 17, 2011 (as amended, supplemented or otherwise modified from time to time), among METC, the various financial institutions and other Persons from time to time parties thereto and JPMCB, as administrative agent.

“METC First Mortgage Indenture” shall mean the First Mortgage Indenture, dated as of December 10, 2003, between METC and The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York Trust Company, N.A.) (as successor to JPMorgan Chase Bank, N.A.), as Trustee, as the same may be amended, supplemented or otherwise modified from time to time.

“METC Revolving Credit Agreement” shall mean the Revolving Credit Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time), among METC, the various financial institutions and other Persons from time to time parties thereto and JPMCB, as administrative agent.

“Minimum Borrowing Amount” shall mean $500,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Net Tangible Assets” shall mean the amount shown as consolidated total assets on the Borrower’s most recently delivered audited consolidated balance sheet prepared in accordance with GAAP, less the following: (i) intangible assets including, without limitation, such items as goodwill, trademarks, tradenames, patents and unamortized debt discount and expense and other regulatory assets carried as an asset on such balance sheet; and (ii) appropriate adjustments, if any, on account of minority interests.

“Non-U.S. Lender” shall mean any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall mean a Notice of Borrowing provided pursuant to Section 2.3(a), substantially in the form of Exhibit A.

“Notice of Continuation” shall have the meaning provided in Section 2.6(a).

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Organic Document” shall mean, relative to any Person, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Person’s Capital Stock.

“Other Taxes” shall have the meaning provided in Section 12.5.

“Parent” shall mean, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” shall have the meaning provided in Section 12.6(c)(i).

“Participant Register” shall have the meaning provided in Section 12.6(c)(i).

“Patriot Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Pension Plan” shall mean a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, is a contributing employer or a sponsor.

“Permitted Liens” shall mean (a) Liens for taxes, assessments, customs duties or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate provisions have been established in accordance with GAAP; (b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, such as carriers’, warehousemen’s and or mechanics’ Liens, and other similar Liens arising in the ordinary course of business and Liens arising under zoning laws and ordinances and municipal bylaws and regulations, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect; (c) Liens arising out of pledges or deposits under workmen’s compensation laws or similar legislation and Liens of judgments thereunder which are not currently dischargeable, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the Borrower or any Subsidiary is a party, or deposits to secure public or statutory obligations of the Borrower or any Subsidiary, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States of America to secure surety, appeal or customs bonds to which the Borrower or any Subsidiary is a party, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings, and, to the extent not securing Indebtedness, other similar obligations incurred in the ordinary course of business; (d) easements, rights-of-way, restrictive covenants or agreements, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole; and (e) to the extent not securing Indebtedness, (i) liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 10.7; (ii) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; (iii) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement; (iv) Liens incurred by the licensing of trademarks by the Borrower or any of its Subsidiaries to others in the ordinary course of business; and (v) leases or subleases granted to others, not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Projections” shall have the meaning provided in Section 6.1(i).

“Prime Rate” the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Real Estate” shall have the meaning provided in Section 8.1(e).

“Register” shall have the meaning provided in Section 12.6(b)(iv).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, partners, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” shall mean, at any date, Lenders having or holding more than 50% of the Total Revolving Credit Commitment at such date (provided that in the case of a Defaulting Lender, for this purpose only, its Revolving Credit Commitment shall be deemed to be equal to the outstanding principal amount of all Revolving Credit Loans of such Defaulting Lender at such date) or, if the Revolving Credit Commitments have terminated, more than 50% of the outstanding principal amount of all Revolving Credit Loans, Swingline Exposure and Letter of Credit Exposure on such date.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, guideline, policy or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject and whether or not having the force of law.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as the amount set forth on Schedule I as such Lender’s “Revolving Credit Commitment” and being an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) increased from time to time pursuant to Section 2.15 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.6 pursuant to which such Lender assumed a portion of the Total Revolving Credit

Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof (including pursuant to Sections 4.2 and 12.6).

“Revolving Credit Commitment Percentage” shall mean, with respect to any Lender, the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment; provided that in the case of Section 2.14 when a Defaulting Lender shall exist, “Revolving Credit Commitment Percentage” shall mean the percentage of the Total Revolving Credit Commitment (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment.  If the Total Revolving Credit Commitments have terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments and to the Lender’s status as a Defaulting Lender at the time of determination.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Credit Loans of such Lender then outstanding, (b) such Lender’s Letter of Credit Exposure at such time and (c) such Lender’s Swingline Exposure at such time.

“Revolving Credit Loan” shall have the meaning provided in Section 2.1(a) (and shall, unless the context otherwise requires, include Swingline Loans).

“Revolving Credit Maturity Date” shall mean March 28, 2019 subject to extension (in the case of each Lender consenting thereto) as provided in Section 2.17, or, if earlier, the date on which the Revolving Credit Commitments shall have terminated or shall have been reduced to zero.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” shall mean a person or entity that (a) is named on the list of  “Specially Designated Nationals” or “Blocked Persons” on the most current list published by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx or as otherwise published from time to time or (b) is (x) an agency of the government of a country, (y) an organization controlled by a country or (z) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person or (c) otherwise the subject of any current U.S. sanctions administered by OFAC.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the F.R.S. Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the F.R.S. Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D of the F.R.S. Board.  LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the F.R.S. Board or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock or issued share capital of any class or classes of such corporation shall have or might have voting power by reason of the happening of any, contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest and more than a 50% voting interest at the time and (c) any other corporation, partnership, joint venture or other entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such statements were prepared in accordance with GAAP and (ii) that is controlled (as defined in clause (b) of the definition of such term in the definition of the term “Affiliate”) by such Person. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning provided in Section 9.2(a).

“Swingline Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Revolving Credit Commitment Percentage of the total Swingline Exposure at such time.

“Swingline Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean a loan made pursuant to Section 2.16.

“Syndication Agents” shall mean Barclays Bank PLC and Wells Fargo Bank, National Association.

“Taxes” shall have the meaning provided in Section 5.3(a)(i).

“Total Capitalization” shall mean, as of any date of determination, the sum, without duplication, of (a) Total Debt and (b) the total stockholder’s equity of the Borrower as determined in accordance with GAAP; provided that the term “Total Capitalization” shall exclude the non-cash effects of the March 31, 2006 FAS Statement titled “Employers’ Accounting for Defined Pension and Postretirement Plans”.

“Total Debt” shall mean, as of any date of determination, (a) the sum, without duplication, of (i) all Indebtedness of the Borrower and its Subsidiaries for borrowed money outstanding on such date, (ii) all Capitalized Lease Obligations of the Borrower and its Subsidiaries outstanding on such date and (iii) all Indebtedness of the Borrower and its Subsidiaries of the types described in clauses (b) and (d) of the definition of Indebtedness (but in the case of clause (d), only to the extent such Indebtedness is assumed by the Borrower or any Subsidiary), all calculated on a consolidated basis in accordance with GAAP and to the extent reflected as Indebtedness on the consolidated balance sheet of the Borrower in accordance with GAAP minus (b) the aggregate amount of cash held by the Borrower and its Subsidiaries as at such date and included in the cash accounts listed on the consolidated balance sheet of the Borrower and its Subsidiaries and deposited with the Administrative Agent to the extent the use thereof for application to payment of Indebtedness of the Borrower and its Subsidiaries is not prohibited by law or any contract to which the Borrower or any of its Subsidiaries is a party (but in each case excluding equity securities that are mandatorily redeemable 91 or more days after the Revolving Credit Maturity Date and that are classified as hybrid securities by Moody’s and/or S&P).

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders, which as of the Closing Date was $400,000,000.

“Type” shall mean as to any Revolving Credit Loan, its nature as an ABR Loan or a LIBOR Loan.

“United States” and “U.S.” shall mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Voting Stock” shall mean Capital Stock of a Person which carries voting rights or the right to Control such Person under any circumstances; provided that Capital Stock which carries the right to vote or Control conditionally upon the happening of an event shall not be considered Voting Stock until the occurrence of such event and then only during the continuance of such event.

“Welfare Plan” shall mean a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

1.2                               Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that,

if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) without giving effect to any changes in GAAP occurring after the Closing Date, the effect of which would be to cause leases which would be treated as operating leases under GAAP as of the Closing Date to be treated as capital leases under GAAP.

1.3                               Interpretation.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE 2
AMOUNT AND TERMS OF CREDIT

2.1                               Commitments.

(a)                                 Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make a loan or loans in Dollars (each a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) to the Borrower, which Revolving Credit Loans (i) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans (provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type), (iii) may be repaid and reborrowed in accordance with the provisions hereof and shall be repaid in full on the Revolving Credit Maturity Date, (iv) for any such Lender at any time, shall not result in such Lender’s Revolving Credit Exposure at such time exceeding such Lender’s Revolving Credit Commitment at such time and (v) after giving effect thereto and to the application of the proceeds thereof, shall not result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures exceeding the Total Revolving Credit Commitment then in effect. As of the Closing Date, the Total Revolving Credit Commitment will be $400,000,000.

(b)                                 The Borrower shall use the Letters of Credit and the proceeds from the Revolving Credit Loans for general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, to finance capital expenditures, investments, acquisitions and to repay Indebtedness); provided that, notwithstanding any of the foregoing, none of the proceeds from Revolving Credit Loans may be used to finance any Hostile Take-Over Bid.

(c)                                  Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.16.

2.2                               Minimum Amount of Each Borrowing; Maximum Number of Borrowings.

The aggregate principal amount of each Borrowing of Revolving Credit Loans shall be in a multiple of $100,000 and shall not be less than the Minimum Borrowing Amount. More than one Borrowing may occur on any date; provided that at no time shall there be outstanding more than 20 Borrowings of LIBOR Loans under this Agreement.

2.3                               Notice of Borrowing.

(a)                                 To request a Revolving Credit Loan to be made hereunder (other than Borrowings to repay Unpaid Drawings), the Borrower shall give the Administrative Agent at an office of the Administrative Agent from time to time notified by the Administrative Agent to the Borrower (but initially the office set forth for the Administrative Agent in Section 12.2(a)(ii)), (i) a written Notice of Borrowing (or telephonic notice promptly confirmed in writing) prior to 12:00 noon

(New York time) at least three Business Days prior to the proposed day of each Borrowing of LIBOR Loans and (ii) a written Notice of Borrowing (or telephonic notice promptly confirmed in writing) prior to 10:00 a.m. (New York time) on the proposed day of each Borrowing of ABR Loans. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day), (iii) whether the Borrowing shall consist of ABR Loans or LIBOR Loans, (iv) if such Borrowing shall consist of LIBOR Loans, the LIBOR Period to be initially applicable thereto and (v) the number and location of the account to which funds are to be disbursed. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b)                                 Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(c).

(c)                                  Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower. In each such case the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

2.4                               Disbursement of Funds.

(a)                                 No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that Swingline Loans shall be made as provided in Section 2.16.

(b)                                 Each Lender shall make available all amounts it is to fund under any Borrowing in immediately available funds to the Administrative Agent at an office of the Administrative Agent from time to time notified by the Administrative Agent to the Lenders (but initially the office set forth for the Administrative Agent in Section 12.2(a)(ii)), and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrower by depositing such funds as specified in the applicable Notice of Borrowing, the aggregate of the amounts so made available. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, at the Federal Funds Effective Rate or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.8, for the respective Revolving Credit Loans.

(c)                                  Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5                               Repayment of Loans; Evidence of Debt.

(a)                                 The Borrower shall, for the benefit of the Lenders, on the Revolving Credit Maturity Date, (i) repay to the Administrative Agent the then-unpaid Revolving Credit Loans and (ii) retire all other then-outstanding Revolving Credit Exposure. The Borrower shall repay the Swingline Lender, or to the extent required by Section 2.16(c), to the Administrative Agent for the account of the Lenders, the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Revolving Credit Loan made by such lending office of such Lender from time to time, including the amounts and currency of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c)                                  The Administrative Agent shall maintain the Register pursuant to Section 12.6, and a sub-account for each Lender, in which Register and sub-accounts (taken together) shall be recorded (i) the amount of each Revolving Credit Loan made hereunder, the Type and Class of each Revolving Credit Loan made and the LIBOR Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)                                 The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (b) and (c) of this Section shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Revolving Credit Loans made to the Borrower by such Lender in accordance with the terms of this Agreement. In the event that there is an inconsistency between the accounts maintained by a Lender pursuant to Section 2.5(b) and the Register maintained by the Administrative Agent pursuant to Section 12.6, the said Register shall prevail.

(e)                                  All payments to be made by the Administrative Agent to any Lender hereunder shall be made in accordance with the payment instructions of such Lender set forth on the signature page of such Lender hereunder or, if such Lender is an Assignee, set forth in the Assignment and Assumption of such Lender.

(f)                                   Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Revolving Credit Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.6) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.6                               Changes in Type of Revolving Credit Loan.

(a)                                 The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Revolving Credit Loans made to the Borrower of one Type into a Borrowing or Borrowings of another permitted Type or to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional LIBOR Period; provided that (i) no partial continuation of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans, if a Default or Event of Default is in existence on the date of the proposed conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional LIBOR Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, (iv) no LIBOR Period in excess of one month may be selected for any LIBOR Loan if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such longer LIBOR Period, (v) Borrowings resulting from continuations or conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2 and (vi) the outstanding principal amount of a Revolving Credit Loan of one Type may not be converted into a Borrowing of another permitted Type until the end of the current LIBOR Period for such Revolving Credit Loan. Each such continuation or conversion shall be effected by the Borrower by giving the Administrative Agent at the location set forth in Section 12.2 prior to 12:00 Noon (New York time) at least three Business Days’ prior written notice substantially in the form of Exhibit B (or telephonic notice promptly confirmed in writing) (each a “Notice of

Continuation”) specifying the Revolving Credit Loans to be so continued or converted, the Type of Revolving Credit Loans to be continued or converted into and, if such Revolving Credit Loans are to be converted or continued as LIBOR Loans, the LIBOR Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed continuation or conversion affecting any of its Revolving Credit Loans. This Section 2.6 shall not be construed to permit the Borrower to change the currency of any Borrowing.

(b)                                 If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current LIBOR Period into ABR Loans.

(c)                                  If upon the expiration of any LIBOR Period, the Borrower has failed to elect a new LIBOR Period to be applicable thereto as provided in paragraph (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans, as the case may be, into a Borrowing of ABR Loans, as the case may be, effective as of the expiration date of such current LIBOR Period.

2.7                               Pro Rata Borrowings.

Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Revolving Credit Commitment Percentage; provided that the Administrative Agent may adjust the proportions of the Lenders with respect to any Borrowing to be made by such Lenders to ensure that no Lender’s Revolving Credit Exposure (after granting its portion of such Borrowing) exceeds its Revolving Credit Commitment. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Revolving Credit Loans hereunder and that each Lender shall be obligated to make the Revolving Credit Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8                               Interest and Fees.

(a)                                 The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise and both before and after default and judgment) at a rate per annum that shall at all times be equal to the Applicable Margin for ABR Loans plus the ABR in effect from time to time.

(b)                                 The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise and both before and after default and judgment) at a rate per annum that shall at all times be equal to the Applicable Margin for LIBOR Loans plus the relevant LIBOR.

(c)                                  If all or a portion of (i) the principal amount of any Revolving Credit Loan or (ii) any interest thereon or fees payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, equal to the rate that would otherwise be applicable thereto plus, to the extent permitted by applicable law, 2.00% (after as well as before maturity and judgment), (y) in the case of any overdue interest with respect to any Revolving Credit Loan, equal to the rate of interest applicable to such Revolving Credit Loan plus, to the extent permitted by applicable law, 2.00%, or (z) in the case of any overdue fees or other amounts owing hereunder, equal to the rate of interest then applicable to Revolving Credit Loans maintained as ABR Loans plus 2.00%, in each case from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before maturity and judgment). All interest payable pursuant to this Section 2.8(c) shall be payable upon demand.

(d)                                 Interest on each Revolving Credit Loan shall accrue from and including the date such Revolving Credit Loan is made to but excluding the date of any repayment thereof and shall, except as otherwise provided pursuant to Section 2.8(c), be payable (i) in respect of each ABR Loan and each Swingline Loan, quarterly in arrears on the last Business Day of each of March, June, September and December (for the three-month period (or portion thereof) ended on such day), (ii) in respect of each LIBOR Loan, on the last day of each LIBOR Period applicable thereto and, in the case of a LIBOR Period in excess of three months, on each date occurring at three-month intervals after the first day of such LIBOR Period and (iii) in respect of each Revolving Credit Loan on any payment or prepayment (on the amount paid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)                                  All computations of interest hereunder shall be made in accordance with Section 5.4.

(f)                                   The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9                               Interest Periods.

At the time the Borrower gives a Notice of Borrowing or a Notice of Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans prior to 10:00 a.m. (New York time) on the third Business Day prior to the applicable date of making or conversion or continuation of such LIBOR Loans, the Borrower shall have the right to elect by giving the Administrative Agent written notice of (or telephonic notice promptly confirmed in writing) the LIBOR Period applicable to such Borrowing, which LIBOR Period shall, at the option of the Borrower, be one week or one, two, three or six months. Notwithstanding anything to the contrary contained above:

(a)                                 the initial LIBOR Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each LIBOR Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding LIBOR Period expires;

(b)                                 if any LIBOR Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period, such LIBOR Period shall end on the last Business Day of the calendar month at the end of such LIBOR Period;

(c)                                  if any LIBOR Period would otherwise expire on a day that is not a Business Day, such LIBOR Period shall expire on the next succeeding Business Day; provided that if any LIBOR Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such LIBOR Period shall expire on the next preceding Business Day; and

(d)                                 the Borrower shall not be entitled to elect any LIBOR Period in respect of any LIBOR Loan if such LIBOR Period would extend beyond the Revolving Credit Maturity Date.

This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

2.10                        Increased Costs, Illegality, etc.

(a)                                 In the event that the Administrative Agent or any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)                                     on any date for determining LIBOR for a Borrowing of LIBOR Loans for any LIBOR Period that by reason of any changes arising on or after the date hereof affecting the London interbank market (x) deposits in Dollars in the principal amounts of the Revolving Credit Loans comprising such Borrowing are not readily available to such Lender in the London interbank market or (y) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR; or

(ii)                                  at any time, that the Administrative Agent or such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Revolving Credit Loans or any Swingline Loans (other than any such increase or reduction attributable to (A) Taxes, (B) Other Taxes, (C) taxes excluded by Section 5.3(a)(i)(A) or Section 5.3(a)(i)(B) or (D) taxes excluded by Section 5.3(b)) because of (x) any change since the date hereof in any applicable law, treaty, governmental rule, regulation, guideline or order (or in the interpretation, administration or application thereof and including the introduction of any new law or treaty or governmental rule or request, regulation, guideline, requirement, directive or order), such as, for example, but not limited to, a change in official reserve requirements (including any reserve requirements specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including “Eurocurrency Liabilities” as therein defined or the imposition of any tax on the Administrative Agent or any Lender on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto), and/or (y) with respect to LIBOR Loans only, other circumstances affecting the London interbank market; or

(iii)                               at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lender in good faith with any law, treaty, governmental rule or request, regulation, guideline, requirement, directive or order (or would conflict with any such governmental rule or request, regulation, guideline, requirement, directive or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the London interbank market;

then, and in any such event, the Administrative Agent or such Lender shall within a reasonable time thereafter give notice (if by telephone confirmed in writing) to the Borrower and, as the case may be, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available from such Lender (and such Lender’s obligation to make such Revolving Credit Loans shall be suspended) until such time as such Lender notifies the Administrative Agent, the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice such Lender agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or any Notice of Continuation given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed, with respect to such Lender only, to be a Notice of Borrowing or a Notice of Continuation for ABR Loans, (y) in the case of clause (ii) above, the Borrower shall pay to the Administrative Agent or such Lender, within five (5) days after receipt of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate the Administrative Agent or such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to the Administrative Agent or such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by the Administrative Agent or such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto, provided that the determination of such additional amounts shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender (after consideration of such factors as such Lender then reasonably determines to be relevant)) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)                                 At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or 2.10(a)(iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (i) if the affected LIBOR Loan is then being made pursuant to a Credit Event or Borrowing by way of conversion into a LIBOR Loan, cancel said Credit Event or Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or 2.10(a)(iii), or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)                                  If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity requirements, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy and liquidity requirements), then within five (5) days after written demand (as described below) by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c) (provided that such determination of additional amounts shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender (after consideration of such factors as such Lender then reasonably determines to be relevant)), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts (it being agreed that a written notice as to the additional amounts owed to the Administrative Agent or such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by the Administrative Agent or such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto, provided that the determination of such additional amounts shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender (after consideration of such factors as such Lender then reasonably determines to be relevant), although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d)                                 For purposes of this Section 2.10, and notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, requirements, guidelines and directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case shall be deemed to have been enacted, adopted, issued and implemented after the date hereof, regardless of the date enacted, adopted, issued or implemented.

(e)                                  Subject to Section 2.13, the provisions of this Section 2.10 shall survive the repayment of the Revolving Credit Loans and all other amounts payable hereunder.

2.11                        Compensation.

If (a) any payment of principal of any LIBOR Loan, or any continuation of any LIBOR Loan, is made by the Borrower (or a replacement Lender in the case of Section 12.7) to or for the account of a Lender other than on the last day of the LIBOR Period pursuant to Section 2.5, 2.6, 2.10, 5.1 or 12.7, as a result of acceleration of the maturity of the Revolving Credit Loans pursuant to Article 10 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan as a result of a withdrawn Notice of Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.12                        Change of Lending Office.

If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.3, then such Lender shall, if requested by the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 5.3, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.13                        Notice of Certain Costs.

Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.3 is given by the Administrative Agent, the Swingline Lender, any Letter of Credit Issuer or any Lender more than 180 days after the Administrative Agent, the Swingline Lender, such Letter of Credit Issuer or such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections (provided that no Lender shall be deemed to have knowledge of any such event referred to in Section 2.10(d) prior to the incurrence of any such additional cost, reduction in amounts, loss, tax or other additional amounts), then the Administrative Agent, the Swingline Lender, such Letter of

Credit Issuer or such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.3, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice.

2.14                        Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 4.1; and

(b)                                 the Revolving Credit Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment,  waiver or other modification pursuant to Section 12.1; provided that except as otherwise provided in Section 12.1, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)                                  if any Swingline Exposure or Letter of Credit Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)                                     so long as (x) the conditions set forth in Section 6.2 are satisfied at the time of reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) no Default shall be continuing, all or any part of the Swingline Exposure or Letter of Credit Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and Letter of Credit Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, cash collateralize for the benefit of the applicable Letter of Credit Issuer only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 10.10 for so long as such Letter of Credit Exposure is outstanding;

(iii)                               if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender (or the Administrative Agent or any other Lender) pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period (and to the extent) such Defaulting Lender’s Letter of Credit Exposure is cash collateralized;

(iv)                              if the Letter of Credit Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 4.1(a) and Section 4.1(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Credit Commitment Percentage; and

(v)                                 if all or any portion of such Defaulting Lender’s Letter of Credit Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Swingline Lender, any Letter of Credit Issuer or any other Lender hereunder, all letter of credit fees payable under Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the applicable Letter of Credit Issuer (and not to such Defaulting Lender) until and to the extent that such Letter of Credit Exposure is reallocated and/or cash collateralized; and

(d)                                 So long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and each Letter of Credit Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the Defaulting Lender’s then outstanding Letter of Credit Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.14(c), and participating interests in any such newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.14(c)(i) (and such Defaulting Lender shall not participate therein).

(e)                                  In the event that the Administrative Agent, the Borrower, the Swingline Lender and each Letter of Credit Issuer each agrees in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and the Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans (other than Swingline Loans) of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Loans in accordance with its Revolving Credit Commitment Percentage, whereupon such Lender shall cease to be a Defaulting Lender.

2.15                        Expansion Option.

The Borrower may from time to time elect to increase the Revolving Credit Commitments in minimum increments of $25,000,000 (or such lesser amount as the Administrative Agent may agree) so long as, after giving effect thereto, the aggregate amount of such increases does not exceed $100,000,000.  The Borrower may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Credit Commitment, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”; provided that no Ineligible Institution may be an Augmenting Lender), which agree to increase their existing Revolving Credit Commitments, or provide new Revolving Credit Commitments, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Borrower, the Swingline Lender, each Letter of Credit Issuer and the Administrative Agent and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit G hereto, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit H hereto.  No consent of any Lender (other than the Lenders participating in the increase) shall be required for any increase in Revolving Credit Commitments pursuant to this Section 2.15.  Increases and new Revolving Credit Commitments created pursuant to this Section 2.15 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof.  Notwithstanding the foregoing, no increase in the Revolving Credit Commitments (or in the Revolving Credit Commitment of any Lender) shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, (A) the conditions set forth in paragraphs (a) and (b) of Section 6.2 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Authorized Officer of the Borrower and (B) the Borrower shall be in compliance with the covenant contained in Section 9.3 and (ii) the Administrative Agent shall have received documents and opinions consistent with those delivered on the effective date as to the organizational power and authority of the Borrower to borrow hereunder after giving effect to such increase.  On the effective date of any increase in the Revolving Credit Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Credit Loans of all the Lenders to equal its Revolving Credit Commitment Percentage of such outstanding Revolving Credit Loans, and (ii)  the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Credit Loans as of the date of any increase in the Revolving Credit Commitments (with such reborrowing to consist of the Types of Revolving Credit Loans, with related LIBOR Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.9).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each LIBOR Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.11 if the deemed payment occurs other than on the last day of the related LIBOR Periods.  Nothing contained in this Section 2.15 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Credit Commitment hereunder.

2.16                        Swingline Loans.  (a)                           Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $40,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the aggregate Revolving Credit Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Each Swingline Loan shall bear interest at a per annum rate equal to the Applicable Margin for ABR Loans plus the ABR in effect from time to time except to the extent the Borrower and the Swingline Lender shall have otherwise agreed in writing that an alternate per annum rate of interest shall apply to Swingline Loans (such rate an “Alternate Swingline Rate”), payable on the unpaid principal amount of such Swingline Loan until such principal amount shall be repaid in full at such per annum rate as in effect from time to time.  Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)                                 To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:30 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement, by remittance to the Issuing Bank) by 3:30 p.m., New York City time, on the requested date of such Swingline Loan.  To prepay a Swingline Loan, the Borrower shall notify the Swingline Lender of such prepayment not later than 2:00 p.m., New York City time, on the date of such prepayment.

(c)                                  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each  Lender, specifying in such notice such Lender’s Revolving Credit Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Revolving Credit Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.4 with respect to Loans made by such Lender (and Section 2.4 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative

Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

2.17                        Extension of Revolving Credit Maturity Date.

(a)                                 The Borrower may at any time from time to time not more than ninety (90) days and not less than thirty (30) days prior to any anniversary of the Closing Date, by notice to the Administrative Agent (who shall promptly notify the Lenders) not later than 10 Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date on which the Lenders are requested to respond thereto (each such date, a “Lender Notice Date”), request that each Lender extend such Lender’s Revolving Credit Maturity Date to the date (each such date, an “Extension Date”) that is one year after the Revolving Credit Maturity Date then in effect for such Lender (the “Existing Revolving Credit Maturity Date”).

(b)                                 Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the applicable Lender Notice Date, advise the Administrative Agent whether or not such Lender agrees to such extension (each Lender that determines to so extend its Revolving Credit Maturity Date, an “Extending Lender”).  Each Lender that determines not to so extend its Revolving Credit Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Notice Date), and any Lender that does not so advise the Administrative Agent on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender.  The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, and it is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for extension of the Revolving Credit Maturity Date.

(c)                                  The Administrative Agent shall promptly notify the Borrower of each Lender’s determination under this Section.

(d)                                 The Borrower shall have the right, but shall not be obligated, on or before the applicable Revolving Credit Maturity Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more financial institutions that are not Ineligible Institutions (each, an “Additional Commitment Lender”) approved by the Administrative Agent in accordance with the procedures provided in Section 12.7, each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption (in accordance with and subject to the restrictions contained in Section 12.6, with the Borrower or replacement Lender obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Commitment Lenders shall, effective on or before the Revolving Credit Maturity Date for such Non-Extending Lender, assume a Revolving Credit Commitment (and, if any such Additional Commitment Lender is already a Lender, its Revolving Credit Commitment shall be in addition to such Lender’s Revolving Credit Commitment hereunder on such date).

Prior to any Non-Extending Lender being replaced by one or more Additional Commitment Lenders pursuant hereto, such Non-Extending Lender may elect, in its sole discretion, by giving irrevocable notice thereof to the Administrative Agent and the Borrower (which notice shall set forth such Lender’s new Revolving Credit Maturity Date), to become an Extending Lender.  The Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions with the consent of the Borrower but without the consent of any other Lenders.

(e)                                  If (and only if) the total of the Revolving Credit Commitments of the Lenders that have agreed to extend their Revolving Credit Maturity Date is more than 50% of the aggregate amount of the Revolving Credit Commitments in effect immediately prior to the applicable Extension Date, then, effective as of the applicable Extension Date, the Revolving Credit Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date that is one year after the Existing Revolving Credit Maturity Date (except that, if such date is not a Business Day, such Revolving Credit Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement and shall be bound by the provisions of this Agreement as a Lender hereunder and shall have the obligations of a Lender hereunder.

(f)                                   Notwithstanding the foregoing, (x) no more than two (2) extensions of the Revolving Credit Maturity Date shall be permitted hereunder and (y) any extension of any Revolving Credit Maturity Date pursuant to this Section 2.17 shall not be effective with respect to any Extending Lender unless:

(i)                                     there shall exist no Default or Event of Default on the applicable Extension Date and immediately after giving effect thereto;

(ii)                                  the representations and warranties made by the Borrower contained herein shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); and

(iii)                               the Administrative Agent shall have received a certificate from the Borrower signed by an Authorized Officer of the Borrower (A) certifying the accuracy of the foregoing clauses (i) and (ii) and (B) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension.

(g)                                  On the Revolving Credit Maturity Date of each Non-Extending Lender, (i) the Revolving Credit Commitment of each Non-Extending Lender shall automatically terminate and (ii) the Borrower shall repay such Non-Extending Lender in accordance with Section 2.5 (and shall pay to such Non-Extending Lender all of the other obligations owing to it under this Agreement) and after giving effect thereto shall prepay any Revolving Credit Loans outstanding on such date (and pay any additional amounts required pursuant to Section 2.11) to the extent necessary to keep outstanding Revolving Credit Loans ratable with any revised Revolving Credit

Commitment Percentage of the respective Lenders effective as of such date, and the Administrative Agent shall administer any necessary reallocation of the Revolving Credit Exposures (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).

(h)                                 This Section shall supersede any provisions in Section 2.7 or Section 12.1 to the contrary.

ARTICLE 3
LETTERS OF CREDIT

3.1                               Letters of Credit.

(a)                                 Subject to and upon the terms and conditions herein set forth, the Borrower, at any time and from time to time on or after the Closing Date and prior to the L/C Maturity Date, may request that a Letter of Credit Issuer issue, for the account of the Borrower, a standby letter of credit or letters of credit (in such form as may be approved by such Letter of Credit Issuer in its reasonable discretion) which is participated out by such Letter of Credit Issuer pursuant to Section 3.3 (each such letter of credit, a “Letter of Credit”).  Notwithstanding the foregoing, the letters of credit identified on Schedule VI (the “Existing L/Cs”) shall be deemed to be a “Letter of Credit” issued on the Closing Date for all purposes of this Agreement and (i) the stated amount of the Existing L/Cs and the Unpaid Drawings of the Existing L/Cs shall be included in the calculation of Letter of Credit Outstanding, (ii) the provisions of this Section 3.1 and Sections 4.1(a), (b) and (c) shall apply to the Existing L/Cs and (iii) the Borrower and each of the Lenders hereby expressly acknowledge their respective obligations hereunder with respect to the Existing L/Cs.

(b)                                 Notwithstanding the foregoing, (i) no Letter of Credit shall be issued by any Letter of Credit Issuer the Stated Amount of which (A) when added to the sum of (x) the Letter of Credit Outstanding at such time and (y) the aggregate principal of all Revolving Credit Loans and Swingline Loans then outstanding would exceed the Total Revolving Credit Commitment then in effect, (B) when added to the Letter of Credit Outstanding at such time would exceed $100,000,000 or (C) when added to the Letter of Credit Outstanding with respect to Letters of Credit issued by such Letter of Credit Issuer exceeds such Letter of Credit Issuer’s Letter of Credit Commitment; (ii) each Letter of Credit shall have an expiry date occurring no later than one year after the date of issuance thereof (it being understood that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the applicable Letter of Credit Issuer pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of 12 months, subject to a right on the part of such Letter of Credit Issuer to prevent any such renewal from occurring by giving notice to the beneficiary in advance of such renewal); provided that in no event shall such expiry date occur later than the L/C Maturity Date; (iii) each Letter of Credit shall be denominated in Dollars and shall provide for drawings thereunder to be made in Dollars; (iv) no Letter of Credit shall be issued by any Letter of Credit Issuer after it has received a written notice from the Borrower or any Lender stating that a Default or Event of Default has occurred and is continuing until such time as each Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice (provided that in the case of any such notice delivered by the Borrower, the Administrative Agent has not objected to or contested such rescission) or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 12.1 and (v) no Letter of Credit shall be issued by any Letter of Credit Issuer if the Stated Amount of such Letter of Credit, when added to the sum of the aggregate Stated Amount of all outstanding Letters of Credit issued by such Letter of Credit Issuer and the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit issued by such Letter of Credit Issuer, would exceed the Letter of Credit Commitment of such Letter of Credit Issuer.

3.2                               Letter of Credit Requests and Information to Administrative Agent.

(a)                                 To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Letter of Credit Issuer) to the applicable Letter of Credit Issuer and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit (the “Letter of Credit Request”).  If requested by the applicable Letter of Credit Issuer, the Borrower also shall submit a letter of credit application on such Letter of Credit Issuer’s standard form in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Letter of Credit Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                 The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

(c)                                  The applicable Letter of Credit Issuer with respect to any Letter of Credit shall, as soon as practicable following the issuance, cancellation or termination of such Letter of Credit, provide a copy of such Letter of Credit, cancellation or termination to the Administrative Agent.

3.3                               Letter of Credit Participations.

(a)                                 Immediately upon the issuance by any Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender that has a Revolving Credit Commitment (each such other Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage from time to time, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although the Letter of Credit Fee will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees).

(b)                                 In determining whether to pay under any Letter of Credit, no Letter of Credit Issuer shall have any obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, unless taken or omitted through its gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction, shall not create any resulting liability for such Letter of Credit Issuer.

(c)                                  In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid the amount in full to such Letter of Credit Issuer pursuant to Section 3.4(a), such Letter of Credit Issuer shall promptly notify the Administrative Agent (who shall in turn promptly notify each L/C Participant) of the failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent, for the account of such Letter of Credit Issuer, the amount of the L/C Participant’s Revolving Credit Commitment Percentage (determined as of the date of the notice referred to above) of the unreimbursed payment in Dollars and in same day funds. If such Letter of Credit Issuer so notifies, prior to 11:00 a.m. (New York time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, the L/C Participant shall make available to the Administrative Agent for the account of such Letter of Credit Issuer the L/C Participant’s Revolving Credit Commitment Percentage of the amount of the payment on the Business Day in same day funds. If and to the extent the L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of the payment available to the Administrative Agent for the account of such Letter of Credit Issuer, the L/C Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand, the amount, together with interest thereon for each day from the date until the date the amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at the Federal Funds Effective Rate. The failure of any L/C Participant to make available to the Administrative Agent for the account of a Letter of Credit Issuer the L/C Participant’s Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer the other L/C Participant’s Revolving Credit Commitment Percentage of any payment under the Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent the other L/C Participant’s Revolving Credit Commitment Percentage of the payment. Notwithstanding the foregoing, the Administrative Agent shall be entitled to adjust the proportions of any of the foregoing amounts required to be paid by the L/C Participants to ensure that no L/C Participant’s Revolving Credit Exposure exceeds its Revolving Credit Commitment.

(d)                                 Whenever any Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from the L/C Participants pursuant to paragraph (c) above, such Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its applicable portion of such reimbursement obligation, in Dollars and in same day funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations.

(e)                                  The obligations of the L/C Participants to make payments to the Administrative Agent for the account of any Letter of Credit Issuer with respect to Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances:

(i)                                     any lack of validity or enforceability of this Agreement;

(ii)                                  the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)                               any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                              the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement; or

(v)                                 the occurrence of any Default or Event of Default;

provided that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of any Letter of Credit Issuer such L/C Participant’s Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer as determined by a final judgment of a court of competent jurisdiction.

3.4                               Agreement to Repay Letter of Credit Drawings.

(a)                                 The Borrower hereby agrees to reimburse each Letter of Credit Issuer, by making payment to the Administrative Agent in Dollars in immediately available funds at the office of the Administrative Agent from time to time notified by the Administrative Agent to the Borrower (but initially the office set forth for the Administrative Agent in Section 12.2(a)(ii)), for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) immediately after, and in any event on the date of, such payment, with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Letter of Credit Issuer is reimbursed therefor, at a rate per annum that shall at all times be 2% above the Applicable Margin for Revolving Credit Loans plus the ABR as in effect from time to time.

(b)                                 The Borrower’s obligations under this Section 3.4 to reimburse each Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower or any other Person may have or have had against any Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit, any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing or any of the circumstances described in Sections 3.3(e)(i) to 3.3(e)(v), inclusive; provided that the Borrower shall not be obligated to reimburse any Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer as determined by a final judgment of a court of competent jurisdiction.

(c)                                  Each payment by any Letter of Credit Issuer under any Letter of Credit shall constitute a request by the Borrower for a Revolving Credit Loan, subject to Section 6.2, in the amount of the Unpaid Drawing in respect of such Letter of Credit. The applicable Letter of Credit Issuer shall notify the Borrower and the Administrative Agent, by 10:00 a.m. (New York time) on any Business Day on which such Letter of Credit Issuer intends to honor a drawing under a Letter of Credit, of (i) such Letter of Credit Issuer’s intention to honor such drawing and (ii) the amount of such drawing. Unless instructed by the Borrower by 10:30 a.m. (New York time) on such Business Day that the Borrower intends to reimburse such Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Administrative Agent shall promptly notify each Lender of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each Lender shall be irrevocably obligated to make ABR Loans to the Borrower in the amount of such Lender’s Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York time) on such Business Day by making the amount of such Revolving Credit Loan available to the Administrative Agent at the office of the Administrative Agent from time to time notified by the Administrative Agent to the Borrower (but initially the office set forth for the Administrative Agent in Section 12.2(a)(ii)). Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for the purpose of reimbursing the applicable Letter of Credit Issuer for the related Unpaid Drawing.

3.5                               Increased Costs.

If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by any Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the date hereof (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy, liquidity or similar requirement against letters of credit issued by any Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, (b) impose on any Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, or (c) subject the Letter or Credit Issuer or any L/C Participant to any taxes (other than any (A) Taxes, (B) Other Taxes, (C) taxes excluded by Section 5.3(a)(i)(A) or 5.3(a)(i)(B), or (D) taxes excluded by Section 5.3(b)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto); and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in such Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such L/C Participant hereunder (other than any such increase or reduction attributable to taxes) in respect of Letters of Credit or any L/C Participations therein, then, promptly after receipt of written demand to the Borrower by such Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the Borrower shall pay to such Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such L/C Participant for such increased cost or reduction (provided that the determination of such additional amount or amounts shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Letter of Credit Issuer (after consideration of such factors as such Lender then reasonably determines to be relevant)), it being understood and agreed, however, that neither such Letter of Credit Issuer nor any L/C Participant shall be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. A certificate submitted to the Borrower by the applicable Letter of Credit Issuer or any L/C Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

For purposes of this Section 3.5, and notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, requirements, guidelines and directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case shall be deemed to have been enacted, adopted and issued after the date hereof, regardless of the date enacted, adopted, issued or implemented.

3.6                               Replacement of Any Letter of Credit Issuer; Modification of Letter of Credit Commitment.

Any Letter of Credit Issuer may be replaced with respect to all or any portion of its Letter of Credit Commitment to a successor Letter of Credit Issuer at any time by written agreement among the Borrower, the Administrative Agent, the replaced Letter of Credit Issuer and the successor Letter of Credit Issuer.  Any Letter of Credit Issuer may modify the amount of its respective Letter of Credit Commitment at any time by written agreement among the Borrower and such Letter of Credit Issuer, and such Letter of Credit Issuer shall provide prompt written notice thereof to the Administrative Agent.  The Administrative Agent shall notify the Lenders of any such replacement of any Letter of Credit Issuer or modification of any Letter of Credit Commitment.  At the time any such replacement or modification shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Letter of Credit Issuer, or with respect to such Letter of Credit Issuer’s modified Letter of Credit Commitment, pursuant to Sections 4.1(c) or (d).  From and after the effective date of any such replacement (i) the successor Letter of Credit Issuer shall have all the rights and obligations of a Letter of Credit Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter (subject to the Letter of Credit Commitment of such Letter of Credit Issuer as mutually agreed between such Letter of Credit Issuer, the Borrower and the Administrative Agent) and (ii) references herein to the term “Letter of Credit Issuer” shall be deemed to refer to such successor or to any previous Letter of Credit Issuer, or to such successor and all previous Letter of Credit Issuers, as the context shall require.  After the replacement of a Letter of Credit Issuer hereunder, the replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement with respect to its remaining Letter of Credit Commitment, if any, and any Letters of Credit then outstanding and issued by it prior to such replacement, but, except to the extent of any remaining Letter of Credit Commitment of such replaced Letter of Credit Issuer, such replaced Letter of Credit Issuer shall not be required to issue additional Letters of Credit.

ARTICLE 4
FEES; COMMITMENTS

4.1                               Fees.

(a)                                 The Borrower agrees to pay to the Administrative Agent, for the account of each Lender (in each case pro rata according to the respective Available Revolving Credit Commitments of all such Lenders), a commitment fee for each day from and including the Closing Date to but excluding the Revolving Credit Maturity Date on the average daily closing balances of the unused amount of the Total Revolving Credit Commitment. Such commitment fee shall be payable in arrears (i) on the last Business Day of each of March, June, September and December (for the three-month period (or portion thereof) ended on such day) and (ii) on the Revolving Credit Maturity Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed during such period at the Commitment Fee Rate on the average daily closing balances of the unused amount of the Total

Revolving Credit Commitment. For the purpose of this paragraph (a) Swingline Loans shall not be deemed a utilization of the Total Revolving Credit Commitment.  Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

(b)                                 The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to, but not including, the termination date of such Letter of Credit computed during such period at a per annum rate equal to the Applicable Margin then in effect for Revolving Credit Loans that are LIBOR Loans on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each of March, June, September and December (for the three-month period (or portion thereof) ended on such day) and on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(c)                                  The Borrower agrees to pay directly to each Letter of Credit Issuer a fee in respect of each Letter of Credit issued by such Letter of Credit Issuer (the “Fronting Fee”), for the period from and including the date of issuance of such Letter of Credit to but not including the termination date of such Letter of Credit, computed during such period at a per annum rate equal to a rate mutually agreed upon between the Borrower and such Letter of Credit Issuer on the average daily Stated Amount of such Letter of Credit. Such Fronting Fees shall be due and payable quarterly in arrears on the last Business Day of each of March, June, September and December (for the three-month period (or portion thereof) ended on such day) and on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(d)                                 The Borrower agrees to pay directly to each Letter of Credit Issuer upon each renewal of, drawing under and/or amendment of a Letter of Credit issued by such Letter of Credit Issuer such amount as such Letter of Credit Issuer and the Borrower may agree upon for issuances or renewal or drawings under or amendments of letters of credit issued by such Letter of Credit Issuer.

(e)                                  The Borrower agrees to pay to the Administrative Agent, for the benefit of the Administrative Agent, the fees for acting as administrative agent in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent, as amended from time to time by agreement between the Administrative Agent and the Borrower.

(f)                                   The Borrower agrees to pay on the Closing Date to the Arrangers, for the benefit of the Arrangers, the fees in the amounts previously agreed to in writing by the Borrower and the Arrangers.

4.2                               Voluntary Reduction of Revolving Credit Commitments.

Upon at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, to permanently terminate or reduce the Total Revolving Credit Commitment in whole or in part; provided that (i) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders, (ii) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $1,000,000, (iii) after giving effect to any such partial reduction of the Total Revolving Credit Commitment, the Total Revolving Credit Commitment shall be at least $5,000,000 and (iv) after giving effect to such termination or reduction and to any prepayments of the Revolving Credit Loans made on the date thereof in accordance with this Agreement, the sum of (A) the aggregate outstanding principal amount of the Revolving Credit Loans, (B) the Swingline Exposure and (C) the Letters of Credit Outstanding shall not exceed the Total Revolving Credit Commitment.

4.3                               Mandatory Termination of Commitments.

The Total Revolving Credit Commitment shall terminate at 2:00 p.m. (New York time) on the Revolving Credit Maturity Date.

ARTICLE 5
PAYMENTS

5.1                               Prepayments.

The Borrower shall have the right to prepay any Borrowing, without premium or penalty, in whole or in part at any time and from time to time. Such prepayment of Revolving Credit Loans or Swingline Loans shall be subject to the following conditions: (a) the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) (i) with respect to Revolving Credit Loans, of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) to be prepaid, which notice shall be given by the Borrower no later than 10:00 a.m. (New York time) three Business Days prior to the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders and (ii) with respect to Swingline Loans, in accordance with Section 2.16; (b) each partial prepayment of Revolving Credit Loans shall be in an amount that is a multiple of $100,000 and in an aggregate principal amount of at least $5,000,000; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for LIBOR Loans; and (c) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of a LIBOR Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11; provided further that at the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Revolving Credit Loan of a Defaulting Lender. Each prepayment of a Borrowing shall be applied ratably to the Revolving Credit Loans included in the prepaid Borrowing.

5.2                               Method and Place of Payment.

(a)                                 Except as otherwise specifically provided herein, all payments to be made by the Borrower under this Agreement shall be made, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for, as the case may be, (i) the ratable account of all the Lenders holding Revolving Credit Loans, (ii) subject to Section 2.16(c), the account of the Swingline Lender with respect to Swingline Loans or (iii) the account of each Letter of Credit Issuer, not later than 12:00 Noon (New York time) on the date when due. Such payments shall be made in immediately available funds at the office of the Administrative Agent from time to time notified by the Administrative Agent to the Borrower (but initially the office set forth for the Administrative Agent in Section 12.2(a)(ii)), it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in its account at an office of the Administrative Agent shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York time) on such day, otherwise the next Business Day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto. A payment shall be deemed to have been made by the Administrative Agent on the date on which it is required to be made under this Agreement if the Administrative Agent has, on or before such date, taken steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent in order to make such payment.

(b)                                 Any payments under this Agreement that are made later than 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.3                               Net Payments.

(a)                                 (i) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (A) any net income taxes, franchise taxes (imposed in lieu of net income taxes) and branch profits taxes imposed on the Administrative Agent or any Lender, (B) any such taxes attributable to the failure of the Administrative Agent or any Lender to comply with Section 5.3(c) and (C) any such taxes imposed on the Administrative Agent or any Lender as a result of a current or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) (“Taxes”) except to the extent that such deduction or withholding is required by any applicable law, as modified by the administrative practice of any relevant Governmental Authority then in effect.

(ii)                                  Subject to Section 5.3(b), if any such Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the Borrower shall:

(A)                               promptly notify the Administrative Agent of such requirement;

(B)                               promptly pay to the relevant Governmental Authority when due the full amount required to be deducted or withheld (including the full amount of Taxes required to be deducted or withheld from any additional amount paid by the Borrower to the Administrative Agent or such Lender under this Section 5.3(a));

(C)                               as promptly as possible thereafter, forward to the Administrative Agent an official receipt (or a certified copy), or other documentation reasonably acceptable to the Administrative Agent, evidencing such payment to such Governmental Authority; and

(D)                               pay to the Administrative Agent or such Lender, in addition to the payment to which the Administrative Agent or such Lender is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by the Administrative Agent or such Lender, after deduction or withholding for any such Taxes, will equal the full amount the Administrative Agent or such Lender would have received had no such deduction or withholding been required.

(iii)                               If the Borrower fails to pay to the relevant Governmental Authority when due any Taxes that it was required to deduct or withhold under this Section 5.3(a) in respect of any payment to or for the benefit of the Administrative Agent or any Lender under this Agreement or fails to furnish the Administrative Agent with the documentation referred to in Section 5.3(a)(ii)(C) when required to do so, the Borrower shall forthwith on demand fully indemnify the Administrative Agent or such Lender for any incremental taxes, interest, costs or penalties that may become payable by the Administrative Agent or such Lender as a result of such failure.

(iv)                              The Borrower’s obligations under this Section 5.3(a) shall survive the termination of this Agreement and the payment of the Revolving Credit Loans and the Swingline Loans and all other amounts payable hereunder.

(b)                                 Notwithstanding Section 5.3(a), the Borrower shall not be required to indemnify or pay any additional amounts in respect of withholding tax applicable to any amount payable under this Agreement pursuant to Section 5.3(a) above to any Non-U.S. Lender, except if any such Revolving Credit Loans or Swingline Loans were assigned, participated or transferred to such Non-U.S. Lender at the request or with the consent of the Borrower or were assigned, participated or transferred to such Non-U.S. Lender following the occurrence of and during the continuance of an Event of Default pursuant to Section 10.1 or 10.5.  The Borrower shall not be required to indemnify or pay any additional amounts in respect of any taxes imposed under FATCA.

(c)                                  Any Lender that is entitled to an exemption from or reduction of Tax with respect to payments made under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.3(c)(i) and (c)(ii) below) shall not be required if in the Person’s reasonable judgment such completion, execution or submission would subject such Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Person. Without limiting the generality of the foregoing:

(i)                                     The Administrative Agent and each Lender that is a “United States person,” as defined under Section 7701(a)(30) of the Code, shall deliver to the Borrower and, as the case may be, the Administrative Agent on or prior to the date on which such Person becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Person is exempt from U.S. federal backup withholding tax;

(ii)                                  Each Non-U.S. Lender shall:

(A)                               deliver to the Borrower and the Administrative Agent two copies of either (x) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN, (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Service Form W-8BEN or W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement;

(B)                               to the extent such Non-U.S. Lender is not the beneficial owner, deliver executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, W-8BEN, W-9, a certificate described in clause (A), and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide the certificate described in clause (A) on behalf of each such direct and indirect partner;

Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and, as the case may be, the Administrative Agent in writing of its legal inability to do so. Each Person that shall become a Participant pursuant to Section 12.6 or a Lender pursuant to Section 12.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.3(c), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(d)                                 If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable, shall cooperate with the Borrower in challenging such Taxes at the Borrower’s expense if so requested by the Borrower. If any Lender or the Administrative Agent, as applicable, receives a refund of, or credit for, a Tax for which a payment has been made by the Borrower pursuant to this Agreement, which refund or credit in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower for such amount as the Lender or the Administrative Agent, as the case may be, determines to be the proportion of the refund or credit as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required. A Lender or Administrative Agent shall claim any refund or credit that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. Neither such Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower in connection with this paragraph (d) or any other provision of this Section 5.3.

(e)                                  Each Lender shall severally indemnify the Administrative Agent for any taxes (but, in the case of any Taxes or Other Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 5.3(e) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)                                   If a payment made to a Lender under this Agreement or any related loan document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i)

of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

5.4                               Computations of Interest and Fees.

(a)                                 All interest and fees hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate of the Administrative Agent shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(b)                                 All interest payments to be made under this Agreement shall be paid without allowance or deduction for deemed re-investment or otherwise, both before and after maturity and before and after default and/or judgment, if any, until payment of the amount on which such interest is accruing, and interest will accrue on overdue interest, if any.

(c)                                  The amount of costs and expenses required to be paid or reimbursed by the Borrower pursuant to Section 12.5 or any other provision of this Agreement shall bear interest until paid, as well after as before demand, default, maturity and judgment, at the highest rate provided for in Section 2.8(c).

(d)                                 If interest is not paid on the indebtedness of the Borrower to the Lenders hereunder, or any part thereof, as and when interest is due and payable hereunder, unpaid interest shall bear interest until paid, as well after as before demand, default, maturity and judgment, at the rates provided for in Section 2.8(c).

ARTICLE 6
CONDITIONS PRECEDENT

6.1                               Conditions Precedent to Initial Effectiveness.

The obligation of each Lender to make any Revolving Credit Loan requested to be made by it on any date and the obligations of each Letter of Credit Issuer to issue, extend or increase Letters of Credit shall become effective on the date on which each of the following conditions are satisfied:

(a)                                 Credit Agreement.  The Administrative Agent shall have received this Agreement, executed and delivered by a duly authorized officer of each of the parties hereto.

(b)                                 Closing Date Certificate.  The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit

D, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower (the “Closing Date Certificate”).

(c)                                  Proceedings of the Borrower.  The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the Borrower (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of this Agreement (and any agreements relating thereto) and (b) the extensions of credit contemplated hereunder.

(d)                                 Organic Documents.  The Administrative Agent shall have received (i) true and complete copies of the articles of incorporation and by-laws of the Borrower, (ii) a certificate of good standing with respect to the Borrower issued by its jurisdiction of incorporation or organization and (iii) to the extent reasonably requested in writing by any of the Lenders, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, at least two Business Days prior to the Closing Date.

(e)                                  Fees.  The Administrative Agent, the Arrangers and the Lenders shall have received all fees and other amounts due and payable on or prior to the Closing Date, including the fees referred to in Section 4.1(e) to be received on the Closing Date.

(f)                                   Existing and Successor Credit Agreements.  The Administrative Agent shall have received reasonably satisfactory evidence that (i) the Existing Credit Agreement, the ITC Midwest Existing Revolving Credit Agreement, the METC Existing Revolving Credit Agreement, the ITCTransmission Existing Revolving Credit Agreement and the ITC Great Plains Existing Revolving Credit Agreement shall be simultaneously terminated and all outstanding commitments shall have been terminated, all loans and other amounts due and payable thereunder shall have been paid in full and all letters of credit issued and outstanding thereunder shall have been terminated, replaced or continued under this Agreement and (ii) the ITC Midwest Revolving Credit Agreement, the METC Revolving Credit Agreement, the ITCTransmission Revolving Credit Agreement and the ITC Great Plains Revolving Credit Agreement shall be effective prior to or substantially concurrently with the effectiveness of this Agreement.

(g)                                  Legal Opinions.  The Administrative Agent shall have received in form and substance reasonably satisfactory to it the executed legal opinions of (i) counsel to the Borrower with respect to the execution and delivery of this Agreement by the Borrower, the validity, binding effect, legality and enforceability of this Agreement, compliance with certain applicable law and such other matters as the Administrative Agent may reasonably request in form and substance satisfactory to the Administrative Agent and (ii) special Michigan counsel to the Borrower with respect to the status and capacity of the Borrower, the due authorization of this Agreement, compliance with the Organic Documents of the Borrower and with certain applicable law and such other matters as the Administrative Agent may reasonably request in form and substance satisfactory to the Administrative Agent.

(h)           Governmental Approvals.  The Administrative Agent shall have received evidence that all governmental approvals necessary in connection with the transactions contemplated hereby (including, without limitation, approval from the United States of America Federal Energy Regulatory Commission of the application pursuant to section 204 of the Federal Power Act) shall have been obtained and are in full force and effect.

(i)            Financial Statements and Projections.  The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Borrower for the fiscal years ended December 31, 2012 and December 31, 2013, and (ii) satisfactory financial statement projections through and including the Borrower’s 2016 fiscal year (the “Projections”).

6.2          Conditions Precedent to All Credit Events.

The obligation of each Lender to make any Revolving Credit Loan requested to be made by it on any date (including its initial Revolving Credit Loans) and the obligation of each Letter of Credit Issuer to issue, extend or increase Letters of Credit on any date is subject to the satisfaction of the following conditions precedent:

(a)           No Default; Representations and Warranties True and Correct.  At the time of each Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties made by the Borrower contained herein (other than, except in the case of the initial Credit Event, Sections 7.4 and 7.15 hereof) shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(b)           Notice of Borrowing; Letter of Credit Request.  Prior to the making of each Revolving Credit Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.  Prior to the making of each Swingline Loan, the Swingline Lender shall have received notice meeting the requirements of Section 2.16(b).  Prior to the issuance of each Letter of Credit, the Administrative Agent and the applicable Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to each of the Lenders that all the applicable conditions specified above exist as of that time.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Revolving Credit Loans and issue or participate in Letters of Credit as provided for herein, the Borrower (as to itself and each of its Subsidiaries) makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Revolving Credit Loans and the issuance of Letters of Credit.

7.1          Organizational Status.

The Borrower is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification (except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect), and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its obligations under this Agreement, to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

7.2          Capacity, Power and Authority.

The Borrower has the capacity, power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action, partnership, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement. The Borrower has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

7.3          No Violation.

Neither the execution, delivery nor performance by the Borrower of this Agreement nor compliance with the terms and provisions thereof and the other transactions contemplated therein will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the Borrower’s Organic Documents.

7.4          Litigation.

Except as set forth on Schedule II, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower or any of its Subsidiaries (after due internal inquiry), threatened with respect to the Business, the Borrower or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

7.5          Governmental Approvals.

No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or notice to, any Governmental Authority (other than those that have been, or on the Closing Date will be, obtained and are in full force and effect) is required to authorize or is required in connection with (a) the execution, delivery and performance of this Agreement or (b) the legality, validity, binding effect or enforceability of this Agreement.

7.6          True and Complete Disclosure.

To the knowledge of the Borrower, after due inquiry:

(a)           All written factual information and data (taken as a whole) heretofore or contemporaneously furnished (other than any projections and pro forma financial information and information of a general industry nature), by or on behalf of the Borrower or any of its Subsidiaries or any of their respective authorized consultants, agents or representatives in writing to the Administrative Agent and/or any Lender on or before the Closing Date (including all information contained in this Agreement) for purposes of or in connection with this Agreement or any transaction contemplated herein was true and complete in all material respects on the date as of which such information or data is dated or certified and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading at such time in light of the circumstances under which such statements were made.

(b)           The Projections were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections are not to be viewed as facts, that whether such projections will be achieved will depend on future events, some of which are not within the Borrower’s control, and that actual results during the period or periods covered by any such projections may differ from the projected results and that such variances can be significant.

7.7          Financial Condition; Financial Statements.

The Borrower has heretofore furnished to the Lenders (i) the financial statements with respect to the Borrower and its Subsidiaries for the fiscal year ended December 31, 2013 and (ii) the Projections.  The financial statements referred to in the immediately preceding sentence present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the respective dates of said statements and the results of operations for the respective periods covered thereby, subject, in the case of quarterly financial statements, to changes resulting from audit and normal year-end adjustments and other adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the results for the interim period.  All such financial statements have been prepared in accordance with GAAP consistently applied, except to the extent provided in the notes to said financial statements.  All balance sheets, all statements of income and of cash flow and all other financial information of each of the Borrower and its Subsidiaries furnished pursuant to Section 8.1 have been and will for periods following the Closing Date be prepared in accordance with GAAP consistently applied, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods covered thereby, subject, in the case of quarterly financial statements to changes resulting from audit and normal year-end adjustments and other adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the results for the interim period.

7.8          Tax Returns and Payments.

Each of the Borrower and each of its Subsidiaries has filed all federal income tax and all other material tax returns, domestic and foreign, required to be filed by it and except as would not reasonably be expected to have a Material Adverse Effect, has paid all taxes and assessments payable by it that have become due, other than those not yet delinquent or contested in good faith and, except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and each of its Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of, all income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date.

7.9          Environmental Matters.

Except as set forth in Schedule III:

(a)           Other than instances of noncompliance that would not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of its Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which the Borrower and each of its Subsidiaries are currently doing business (including having obtained all material permits required under Environmental Laws) and (ii) the Borrower will comply and cause each of its Subsidiaries to comply with all such Environmental Laws (including all permits required under Environmental Laws); and

(b)           Neither the Borrower nor any of its Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly owned Real Estate or facility relating to its business in a manner that would reasonably be expected to have a Material Adverse Effect.

7.10        Properties.

The Borrower and each of its Subsidiaries has good title to or a leasehold or easement interest in all of its properties that are necessary for the operation of its respective business as currently conducted and as proposed to be conducted, free and clear in each case of all Liens (other than any Liens permitted by this Agreement) except where the failure to have such good title would not reasonably be expected to have a Material Adverse Effect.

7.11        Pension and Welfare Plans.

During the twelve-consecutive-month period prior to the Closing Date and prior to the date of any Credit Event hereunder, except as would not reasonably be expected to have a Material Adverse Effect, (a) no steps have been taken to terminate any Pension Plan, (b) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA, (c) no condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any liability (other than any liability that relates to the accrual of benefits), fine or penalty and (d) except as disclosed in Schedule IV, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

7.12        Regulations U and X.

Neither the making of any Revolving Credit Loan hereunder nor the use of the proceeds thereof will violate the provisions of F.R.S. Board Regulation U or Regulation X.

7.13        Investment Company Act.

Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.14        Sanctions Laws and Regulations.

(a)           The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.  The Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees and directors, are in compliance with (i) Anti-Corruption Laws, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (ii) applicable Sanctions in all material respects.

(b)           None of (i) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(c)           No Borrowing or Letter of Credit has been or is intended to be used (i) for the purpose of violating any Anti-Corruption Laws or (ii) in violation of any Sanctions.

7.15        No Material Adverse Change.

There has been no material adverse change in the business, assets, operations, property or financial condition of the Borrower and its Subsidiaries taken as a whole since December 31, 2013.

7.16        Deemed Repetition of Representations and Warranties.

The representations and warranties set out in Sections 7.1, 7.2, 7.3 and 7.5 to 7.14 inclusive (and solely in the case of the initial Credit Event, Sections 7.4 and 7.15) will be deemed to be repeated by the Borrower as of the date of each request for a new Credit Event, by the Borrower (but not the conversion or continuation of a Borrowing) and as of the date on which a Successor Borrower assumes all of the obligations of the Borrower under this Agreement pursuant to Section 9.2(a) (but after giving effect to such assumption), except to the extent that on or prior to such date (a) the Borrower has advised the Administrative Agent in writing of a variation in any such representation or warranty, and (b) the Required Lenders have approved such variation, and except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

ARTICLE 8
AFFIRMATIVE COVENANTS

The Borrower (on its own behalf and on behalf of each of its Subsidiaries) hereby covenants and agrees that on the Closing Date and thereafter, for so long as this Agreement is in effect and until the Revolving Credit Maturity Date:

8.1          Information Covenants.

The Borrower will furnish to each Lender and the Administrative Agent:

(a)           Annual Financial Statements.  As soon as available and in any event on or before the date that is 90 days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statement of operations and cash flows for such fiscal year prepared in accordance with GAAP consistently applied, setting forth comparative consolidated figures for the preceding fiscal year, and audited by an independent auditing firm of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of its Subsidiaries as a going concern, together in any event with a no-default letter from such auditing firm stating that in the course of its regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, as established by the Auditing Standards Board (United States) and with auditing standards of the Public Company Accounting Oversight Board (United States), such auditing firm has obtained no knowledge of any Default or Event of Default relating to Section 9.3 that has occurred and is continuing or, if in the opinion of such auditing firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

(b)           Quarterly Financial Statements.  As soon as available and in any event on or before the date that is 45 days after the end of each of the first three fiscal quarters in each fiscal year of the Borrower, commencing with the fiscal quarter ending March 31, 2014, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statement of operations for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, and the related consolidated statement of cash flows and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, and prepared in accordance with GAAP consistently applied, all of which shall be certified by an Authorized Officer of the Borrower, subject to changes resulting from audit and normal year-end adjustments and other adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the results for the interim period.

(c)           Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 8.1(a) and (b), a certificate of an Authorized Officer of the Borrower in substantially the form of Exhibit E (a “Compliance Certificate”) to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall be in form and detail satisfactory to the Administrative Agent, acting reasonably, and setting forth the calculations required to establish whether the Borrower was in compliance with the provisions of Section 9.3 as at the end of such fiscal year or period, as the case may be.

(d)           Notice of Default or Litigation.  Promptly after an Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending or threatened against the Borrower or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

(e)           Environmental Matters.  Promptly after an Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge or notice of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i)            Any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Estate (as defined below);

(ii)           Any condition or occurrence that (x) results in non-compliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (y) would reasonably be anticipated to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Estate;

(iii)          Any condition or occurrence on any Real Estate that would reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv)          The taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by the Borrower or any of its Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(f)            Pension Plans.  Promptly after an Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof where the liability, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, notice of and copies of all documentation relating to (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 303(k) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower or any of its Subsidiaries furnish a bond or other security to such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower or any of its Subsidiaries of any material liability, fine or penalty.

(g)           Other Information.  Promptly upon filing thereof, copies of any filings or registration statements with, and reports to, any Governmental Authority in any relevant jurisdiction by the Borrower or any of its Subsidiaries pursuant to applicable securities laws (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement) and copies of all financial statements, proxy statements, notices and reports that the Borrower or any of its Subsidiaries shall send to the holders of any publicly issued securities of the Borrower and/or any of its Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement or filed with the Securities and Exchange Commission and publicly available on either EDGAR or the Borrower’s website at http://investor.itc-holdings.com/sec.cfm; provided, that if requested by any Lender, the Borrower shall promptly deliver a copy of such filing to such requesting Lender) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

8.2          Books, Record and Inspections.

The Borrower will, and will cause each of its Subsidiaries, upon reasonably prior notice to the Borrower, to, (i) permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and its Subsidiaries in whomever’s possession to the extent that it is within the Borrower’s or its Subsidiaries’ control to permit such inspection, and to examine the books of account of the Borrower and any such Subsidiaries and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, and (ii) permit officers and designated representatives of Lenders to view copies of contracts of the Borrower and its Subsidiaries (subject to reasonable confidentiality arrangements established by the Borrower), all at such reasonable times during normal business hours and intervals and to such reasonable extent as the Administrative Agent, the Required Lenders or the Lenders, as the case may be, may desire.

8.3          Maintenance of Insurance.

The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business.

8.4          Payment of Taxes.

In each case except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its capital, income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful tax or similar claims; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.

8.5          Organizational Existence.

The Borrower will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its corporate or other organizational rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that, in any case, (a) the Borrower and its Subsidiaries may consummate any transaction permitted under Section 9.2, (b) any Subsidiary of the Borrower may merge with and into any other Subsidiary of the Borrower and (c) except to the extent as would reasonably be expected to have a Material Adverse Effect, any Subsidiary of the Borrower may enter into any merger or consolidation for the purpose of changing its organizational form from a corporation to a limited liability company or from a limited liability company to a corporation.

8.6          Compliance with Statutes, Obligations, etc.

The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable laws, rules, regulations and orders (including Environmental Laws and Anti-Corruption Laws) to which it may be subject, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.  The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

8.7          Good Repair.

The Borrower will, and will cause each of its Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomever’s possession they may be to the extent that it is within the Borrower’s or its Subsidiaries’ control to cause the same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so would not be reasonably expected to have a Material Adverse Effect.

8.8          [Reserved].

8.9          End of Fiscal Years; Fiscal Quarters.

The Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to be comprised of twelve calendar months ending on December 31 of each year and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end; provided that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

8.10        Use of Proceeds.

The Borrower will use the Letters of Credit and the proceeds of all the Revolving Credit Loans only for the purposes set forth in Section 2.1(b).  The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers and employees shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) in any manner that would result in the violation of any Sanctions, for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

8.11        Changes in Business.

From the Closing Date, the Borrower and its Subsidiaries taken as a whole will not fundamentally and substantively alter the character of their business taken as a whole from the business conducted by the Borrower and its Subsidiaries taken as a whole on the Closing Date and other business activities incidental or related to any of the foregoing (the “Business”).

ARTICLE 9
NEGATIVE COVENANTS

The Borrower (on its own behalf and on behalf of each of its Subsidiaries) hereby covenants and agrees that on the Closing Date and thereafter until the Revolving Credit Maturity Date:

9.1          Limitation on Liens.

The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, except:

(a)           Permitted Liens;

(b)           Liens (i) on assets of ITCTransmission (of the same type as constitute collateral under the ITCTransmission First Mortgage Indenture on the date hereof) to secure Indebtedness of ITCTransmission under the ITCTransmission First Mortgage Indenture, including, without limitation, any notes issued thereunder, (ii) on assets of METC (of the same type as constitute collateral under the METC First Mortgage Indenture on the date hereof) to secure Indebtedness of METC under the METC First Mortgage Indenture, including, without limitation, any notes issued thereunder, (iii) on assets of ITC Midwest (of the same type as constitute collateral under the ITC Midwest First Mortgage Indenture on the date hereof) to secure Indebtedness of ITC Midwest under the ITC Midwest First Mortgage Indenture, including, without limitation, any notes issued thereunder, and (iv) on assets of any other Subsidiary (of the same type that constitute collateral under the ITCTransmission First Mortgage Indenture, the METC First Mortgage Indenture and/or the ITC Midwest First Mortgage Indenture on the date hereof) to secure Indebtedness of any Subsidiary under any similar mortgage bond indenture, including, without limitation, any notes issued thereunder;

(c)           Liens existing on the Closing Date and as set out on Schedule V;

(d)           Liens existing on the assets or Capital Stock of any Person that becomes a Subsidiary, or existing on assets acquired; provided that such Liens attach at all times only to the same assets that such Liens attached to and secure only the same Indebtedness that such Liens secured, immediately prior to such acquisition;

(e)           Liens in favor of the Borrower or any Subsidiary;

(f)            any Lien securing Indebtedness for the payment, prepayment or redemption of which there shall have been irrevocably deposited in trust with the trustee or other holder of such Lien moneys and/or investment securities which (together with the interest reasonably expected to be earned from the investment and reinvestment in investment securities of the moneys and/or the principal of and interest on the investment securities so deposited) shall be sufficient for such purpose; provided, however, that if such Indebtedness is to be redeemed or otherwise prepaid prior to the stated maturity thereof, any notice requisite to such redemption or prepayment shall have been given in accordance with the instrument creating such Lien or irrevocable instructions to give such notice shall have been given to such trustee or other holder;

(g)           Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof or political entity affiliated therewith, to secure partial, progress, advance or other payments, or other obligations, pursuant to any contract or statute to secure any Indebtedness incurred for the purpose of financing all or any part of the cost of acquiring, constructing or improving property subject to such Liens (including Liens incurred in connection with pollution control, industrial revenue or similar financings);

(h)           Liens on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise; provided that 180 days from the creation of such Liens the Borrower or the relevant Subsidiary shall have disposed of such property and any Indebtedness secured by such Liens shall be without recourse to the Borrower or any Subsidiary;

(i)            Rights of other Persons to take minerals, timber, gas, water or other products produced by the Borrower or by other Persons on the property of the Borrower;

(j)            Liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Borrower or any Subsidiary with respect to which the Borrower or such Subsidiary is in good faith prosecuting an appeal or proceedings for review; or Liens that the Borrower or any Subsidiary incurs for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Borrower or such Subsidiary is a party;

(k)           Liens which have been bonded for the full amount in dispute;

(l)            additional Liens so long as the aggregate outstanding principal amount of the obligations so secured does not exceed the greater of (x) 10% of Net Tangible Assets and (y) 10% of Consolidated Capitalization at any time;

(m)          Liens on any property acquired, constructed or improved by the Borrower or any Subsidiary after the date hereof which are created or assumed contemporaneously with such acquisition, construction or improvement, or within 270 days after the completion thereof, to secure or provide for the payment of all or any part of the cost of such acquisition, construction or improvement (including related expenditures capitalized for Federal income tax purposes in connection therewith) incurred after the date hereof; and

(n)           the replacement, extension or renewal of any Lien permitted by clauses (c), (d) or (m) above upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby.

9.2          Limitation on Fundamental Changes.

The Borrower will not enter into any merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a)           any Subsidiary of the Borrower or any other Person may be merged or consolidated (including by way of liquidation or winding up) with or into the Borrower; provided that (i) either (x) the Borrower shall be the continuing or surviving entity or (y) the debt rating of the Person (if other than the Borrower) who is the continuing or surviving entity (the Borrower or Person, as the case may be, being herein referred to as the “Successor Borrower”) shall after giving effect to such merger or consolidation be BBB- or higher from S&P or Baa3 or higher from Moody’s (provided that in no event shall such Successor Borrower have a debt rating of BB or lower from S&P or Ba2 or lower from Moody’s), as determined pursuant to the definition of “Applicable Margin”, (ii) the Successor Borrower shall be an entity organized or existing under the laws of the United States or any State thereof, (iii) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement pursuant to a supplement hereto in form and substance reasonably satisfactory to the Administrative Agent, (iv) no Default or Event of Default is then existing and no Default or Event of Default would result from the consummation of such merger or consolidation, (v) the Borrower shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, with the covenant set forth in Section 9.3 as such covenant is recomputed as at the last day of the most recently ended fiscal quarter under each such Section as if such merger or consolidation had occurred on the last day of such fiscal quarter, and (vi) the Borrower shall have delivered to the Administrative Agent an officer’s certificate, in form and substance reasonably satisfactory to the Administrative Agent, certifying the compliance referred to in clause (v) above and stating that such merger or consolidation and such supplement to this Agreement comply with this Agreement and a legal opinion (in form and substance reasonably satisfactory to the Administrative Agent) with respect to this Agreement to be delivered, if any, pursuant to clause (iii) above; provided further that if the foregoing are satisfied, such Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement; and

(b)           the Borrower may enter into any merger or consolidation for the purpose of changing its organizational form from a corporation to a limited liability company or from a limited liability company to a corporation; provided that such change has no adverse affect on the rights of the Finance Parties.

9.3          Debt to Capitalization Ratio.

The Borrower will not permit the Debt to Capitalization Ratio of the Borrower to be greater than 75% as of the last day of each fiscal quarter.

ARTICLE 10
EVENTS OF DEFAULT

Each of the following specified events or occurrences described in Sections 10.1 through 10.9 below shall constitute an “Event of Default”:

10.1        Payments.

The Borrower shall (a) default in the payment when due of any principal of the Revolving Credit Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Revolving Credit Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder.

10.2        Representations, etc.

Any representation, warranty or statement made or deemed made by the Borrower herein or any certificate delivered or required to be delivered pursuant hereto shall prove to be untrue in any material respect on the date as of which made or deemed made.

10.3        Covenants.

The Borrower shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.1(d), Section 8.5 (solely with respect to the Borrower), Section 8.11 or Article 9, or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 10.1 or 10.2 or clause (i) of this Section 10.3) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after the receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders.

10.4        Default Under Other Agreements.

(a)           The Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness, in excess of $50,000,000 in the aggregate, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or

(b)           without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment, prior to the stated maturity thereof.

10.5        Bankruptcy, etc.

The Borrower or any Material Subsidiary shall commence a voluntary case concerning itself under the Bankruptcy Code as now or hereafter in effect, or any successor thereto or any similar legislation in any other applicable jurisdiction (collectively, the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any Material Subsidiary and the petition or application is not contested within 10 days after commencement of the case; or an involuntary case is commenced against the Borrower or any Material Subsidiary and the petition or application is not dismissed within 45 days after commencement of the case; or a receiver, trustee, liquidator, custodian or similar official is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Material Subsidiary or the Borrower or any Material Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Material Subsidiary itself; or there is commenced against the Borrower or any Material Subsidiary any such proceeding that remains undismissed for a period of 45 days; or the Borrower or any Material Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any Material Subsidiary makes a general assignment for the benefit of creditors, files under the Bankruptcy Act or takes a similar action under the Bankruptcy Act; or any corporate or similar action is taken by the Borrower or any Material Subsidiary for the purpose of effecting any of the foregoing; or the Borrower or any Material Subsidiary is unable to pay its debts as they fall due, or makes a general assignment for the benefit of or a composition with its creditors generally; or the Borrower or any Material Subsidiary takes any corporate or similar action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or insolvent re-organization or for the appointment of a liquidator, administrator or administrative receiver of it.

10.6        Non-ownership of Certain Subsidiaries.

The Borrower on any date is not the direct or (through its Subsidiaries) indirect owner of 85% of the Capital Stock of ITCTransmission, METC, ITC Midwest or, from and after the date ITC Great Plains constitutes a Material Subsidiary, ITC Great Plains, free and clear of any Liens, other than Liens permitted pursuant to clauses (a), (b) or (e)(i) (to the extent the obligations in respect of such judgments or decrees under such clause (e)(i) have been bonded for the full amount in dispute) of the definition of “Permitted Liens”.

10.7        Judgments.

One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability in excess of $50,000,000 in the aggregate for all such judgments and decrees for the Borrower or any of its Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof.

10.8        Change of Ownership.

A Change of Ownership shall occur.

10.9        Pension Plans.

Any of the following events shall occur with respect to any Pension Plan: (a) the institution of any steps by the Borrower or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any of its Subsidiaries could be required to make a contribution to such Pension Plan, or would reasonably expect to incur a liability or obligation to such Pension Plan in respect of such termination; or (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 303(k) of ERISA, where in each case under clauses (a) or (b) such contribution, liability, obligation or Lien would reasonably be expected to have a Material Adverse Effect.

10.10      Remedies.

Upon the occurrence of any Event of Default described above, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 10.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Credit Commitment terminated, whereupon the Revolving Credit Commitments of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Revolving Credit Loans and all obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.5 with respect to the Borrower, it will pay) to the Administrative Agent at the office of the Administrative Agent from time to time notified by the Administrative Agent to the Borrower (but initially the office set forth for the Administrative Agent in Section 12.2(a)(ii)) such additional amounts of cash, to be held as security by the Administrative Agent for the benefit of the Swingline Lender, Letter of Credit Issuers and the Lenders, as collateral for the Borrower’s reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding; and/or (v) exercise any other remedies that may be available under this Agreement or applicable law.

10.11      Remedies Cumulative.

The rights and remedies of the Administrative Agent and the Lenders under this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity, and any single or partial exercise by the Lenders of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained shall not be deemed to be a waiver of or to alter, affect, or prejudice any other right or remedy or other rights or remedies to which the Lenders may be lawfully entitled for the same default or breach, and any waiver by the Administrative Agent or the Lenders of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained, and any indulgence granted by the Administrative Agent or the Lenders shall be deemed not to be a waiver of any subsequent default. In the event that the Administrative Agent or the Lenders shall have proceeded to enforce any such right, remedy or power contained herein and such proceedings shall have been discontinued or abandoned for any reason, by written agreement between the Lenders and the Borrower, then in each such event the Borrower and the Lenders shall be restored to their former positions and the rights, remedies and powers of the Lenders shall continue as if no such proceedings had been taken.

ARTICLE 11
THE ADMINISTRATIVE AGENT

Each of the Lenders, the Swingline Lender and each Letter of Credit Issuer hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.1), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.1) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Swingline Lender, each Letter of Credit Issuer and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, the Swingline Lender and each Letter of Credit Issuer, appoint a successor Administrative Agent which shall be a bank with an office in the United States, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 12.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not instruments in a business enterprise or securities.

Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding anything herein to the contrary the Joint Bookrunners, the Joint Lead Arrangers and the Syndication Agents named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in its capacity, if any, as a Lender.

ARTICLE 12
MISCELLANEOUS

12.1        Amendments and Waivers.

Except as provided in Section 2.17 with respect to the extension of the then-existing Revolving Credit Maturity Date, either this Agreement, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 12.1. The Required Lenders may from time to time (a) enter into with the Borrower and Administrative Agent, as applicable, written amendments, supplements or modifications hereto for the purpose of adding or amending any provisions to this Agreement or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder, (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall directly (i) forgive any portion of, or extend or waive the final scheduled maturity date of, any Revolving Credit Loan, or reduce the stated rate of, forgive any portion of or extend the date for the payment of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates) or extend the final expiration date of any Lender’s Revolving Credit Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date or increase the amount of any of the Revolving Credit Commitments of any Lender or amend Section 3.2, in each case without the written consent of each Lender whose Revolving Credit Loan, interest, fee or Revolving Credit Commitment is changed as set forth above thereby, or (ii) amend, modify or waive any provision of this Section 12.1 or reduce the percentages specified in the definitions of the terms “Required Lenders” or consent to the assignment or transfer by the Borrower of its rights and obligations under this Agreement (except as permitted pursuant to Section 9.1), in each case without the written consent of each Lender adversely affected thereby, or (iii) amend Section 5.2(a) to the extent that it relates to payments for the ratable account of Lenders without the written consent of each Lender directly and adversely affected thereby, in each case without the written consent of all the Lenders except as otherwise specifically provided in this Section 12.1 and provided further that at any time that no Default or Event of Default has occurred and is continuing, the Revolving Credit Commitment of any Lender may be increased for any purpose permitted hereunder, with the consent of such Lender, the Borrower and the Administrative Agent (which consent, in the case of the Administrative Agent, shall not be unreasonably withheld) and without the consent of the Required Lenders, as provided for in this Section 12.1; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Letter of Credit Issuer or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Letter of Credit Issuer or the Swingline Lender, as the case may be (it being understood that any change to Section 2.14 shall require the consent of the Administrative Agent, each Letter of Credit Issuer and the Swingline Lender).

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Revolving Credit Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

12.2                        Notices.

(a)                                 Notices Generally.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received and, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter, in each case addressed as follows in the case of the Borrower, the Administrative Agent and as set forth on Schedule I in the case of each Lender (or as set forth in the Assignment and Assumption of any Lender which is an Assignee) or to such other address as may be hereafter notified by the respective parties hereto:

(i)	The Borrower:

ITC Holdings Corp.
27175 Energy Way
Novi, MI 48377
Attention: Rejji P. Hayes
E-mail address: rhayes@itctransco.com
Facsimile No.: (248) 305-3174
Telephone No.: (248) 946-3680
with a copy to:

ITC Holdings Corp.
27175 Energy Way
Novi, MI 48377
Attention: Nick Vlisides
E-mail address: nvlisides@itctransco.com
Telephone No.: (248) 946-3594

(ii)		The Administrative Agent:

JPMorgan Chase Bank, N.A.
Loan Operations
10 South Dearborn, 7th Floor
Chicago, IL 60603
Attention: Teresita Siao
Facsimile No.: (888) 292-9533

with copy to (except in the case of notices relating to borrowings, continuations, conversions and letters of credit):

JPMorgan Chase Bank, N.A.
10 South Dearborn, 9th Floor
Mail Code IL1-0090
Chicago, IL 60603
	Attention:	Nancy R. Barwig
Credit Executive, Corporate Client Banking, Power and
Utilities
Facsimile No.: (312) 732-1762

and

JPMorgan Chase Bank, N.A.
Portfolio Management Administration
10 South Dearborn, 9th Floor
Mail Code IL1-0874
Chicago, IL 60603
Attention: Mary McCorry
Facsimile No.: (312) 325-3238

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.10, 4.2 and 5.1 shall not be effective until received. Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                                 Notices and other communications to the Lenders, the Swingline Lender and each Letter of Credit Issuer hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)                                 Electronic Systems.

(i)                                     The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Swingline Lender, any Letter of Credit Issuer and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)                                  Any Electronic System used by the Administrative Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Swingline Lender, any Letter of Credit Issuer or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to this Agreement or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender, the Swingline Lender or any Letter of Credit Issuer by means of electronic communications pursuant to this Section, including through an Electronic System.

12.3                        No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof,

nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.4                        Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Revolving Credit Loans hereunder.

12.5                        Payment of Expenses and Taxes.

(a)                                 The Borrower agrees (i) to pay or reimburse the Arrangers and the Administrative Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (including the syndication of the Revolving Credit Commitments), including the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, (ii) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under, or “workout” or restructuring of, this Agreement and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Administrative Agent, (iii) to pay, indemnify, defend and hold harmless each Lender and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and any such other documents (collectively, “Other Taxes”), except for any such Other Taxes attributable to an assignment or Participation, and (iv) to pay, indemnify, defend and hold harmless each Lender, each Arranger and the Administrative Agent and their respective Related Parties (collectively, the “Indemnitees”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable and documented fees, disbursements and other charges of counsel incurred in connection with any investigative, administrative or judicial proceeding commenced or threatened by the Borrower or any other Person, whether or not any such Indemnitee shall be designated as a party or potential party thereto, and any fees or expenses incurred by any Indemnitee in enforcing this indemnity), whether direct, indirect or consequential, whether based on strict liability or negligence, and whether based on any federal, provincial or foreign laws, statutes, rules, regulations or guidelines (including Environmental Laws), common law, equity, contract or otherwise that may be imposed on, incurred by or asserted against any Indemnitee, in any manner arising out of or relating to (A) this Agreement and any other agreements or documents contemplated hereby or thereby, the other transactions contemplated hereby (including the execution, delivery, enforcement, performance and administration of this Agreement and the breach by the Borrower of, or default by the Borrower under, any of the provisions of this Agreement, any Revolving Credit Loan or Letter of Credit, or the use or proposed use of the proceeds thereof), (B) the violation of, non-compliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries or applicable to any of the Real Estate, or (C) any Environmental Claim or any Hazardous Materials relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, possession or control, or practice of, the Borrower or any of its Subsidiaries from time to time (all the foregoing in this clause (iv), collectively, the “indemnified liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction and provided further that the Borrower shall have no obligation hereunder to any Indemnitee with respect to claims that do not involve an act or omission of the Borrower or any of its affiliates and that is brought by the Administrative Agent, an Arranger or any Lender against any other Lender (other than claims against any of the Administrative Agent, any Arranger, or the Lenders or their Affiliates in their respective capacity as the Administrative Agent, a lead arranger, a bookrunner, a syndication agent or any similar role under this Agreement). The agreements in this Section 12.5 shall survive repayment of the Revolving Credit Loans and all other amounts payable hereunder.

Each of the Lenders, each of the Arrangers and the Administrative Agent agree that any and all of their respective rights under this Agreement and any other agreements contemplated hereby and thereby, including recourse for any obligation or claim for any indemnification thereunder, is limited to recourse to the Borrower and its assets as contemplated hereby, and none of the direct or indirect limited partners, partners, shareholders, members of the Borrower or any of their respective employees, directors or officers shall have any obligations or liability, or be subject to any recourse, in respect of any such obligations or claims hereunder or thereunder.

(b)                                 To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Arranger under paragraph (a) of this Section 12.5, each Lender severally agrees to pay to the Administrative Agent or such Arranger, as the case may be, such Lender’s Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Arranger in its capacity as such.

12.6                        Successors and Assigns; Participations and Assignments.

(a)                                 Assignments Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Letter of Credit Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 12.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Swingline Lender, the Letter of Credit Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.

(i)                                     Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than an Ineligible Institution) (the “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Revolving Credit Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                               the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) days after having received notice thereof), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Assignee;

(B)                               the Administrative Agent;

(C)                               the Swingline Lender and

(D)                               each Letter of Credit Issuer.

(ii)                                  Certain Conditions to Assignments.  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment, Revolving Credit Loans, the amount of the Revolving Credit Commitment, or Revolving Credit Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, if less, the aggregate principal amount of such assigning Lender’s Revolving Credit Loans and Revolving Credit Commitments) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)                               the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Agreement, the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

(iii)                               Effectiveness of Assignments.  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 12.6, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto (the “Assignment Effective Date”) and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 12.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 12.6.

(iv)                              Maintenance of Register.  The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amount (and stated interest) of the Revolving Credit Loans and Unpaid Drawings owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Swingline Lender, each Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the

Swingline Lender, each Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Acceptance of Assignments by Administrative Agent.  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 12.6 and any written consent to such assignment required by paragraph (b) of this Section 12.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the Assignee shall have failed to make any payment required to be made by it pursuant to Section 2.4(b), 3.3 or 3.4, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  Participations.

(i)                                     Participations Generally.  Any Lender may, without the consent of the Borrower, the Administrative Agent, the Swingline Lender or any Letter of Credit Issuer, sell participations to one or more banks or other entities, other than an Ineligible Institution, (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment, Swingline Exposure and the Revolving Credit Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Swingline Lender, each Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the second sentence of Section 12.1 that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.8 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Credit Commitments, Revolving Credit Loans, Letters of Credit or other obligations under the Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Credit Commitments, Revolving Credit Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Revolving Credit Commitments, Revolving Credit Loan, Letters of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)                                  Limitations on Rights of Participants.  A Participant shall not be entitled to receive any greater payment under Section 2.10 or 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to any benefits under Section 5.3 unless such Participant complies with Section 5.3(c).

(d)                                 Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority having jurisdiction over such Lender, and this Section 12.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.7                        Replacements of Lenders under Certain Circumstances.

(a) If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.3, or if any Lender becomes a Defaulting Lender, or if any Lender is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, then the Borrower may, at its sole expense and effort upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.6) all its interests, rights and obligations under this Agreement to an Assignee that shall assume such obligations (which Assignee may be another Lender, if a Lender accepts such assignment); provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of such assignment, (ii) the Borrower shall have received the prior written consent of the Administrative Agent, the Swingline Lender and each Letter of Credit Issuer, which consents shall not unreasonably be withheld, (iii) the Borrower shall have paid the Administrative Agent the assignment fee specified in Section 12.6, (iv) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (v) in the case of any such assignment resulting from payments required to be made pursuant to Section 2.10 or a claim for compensation under Section 2.11, such assignment will result in a reduction in such compensation or payments and (vi) such assignment does not conflict with applicable law.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b) In the event that S&P or Moody’s shall, after the date that any Lender with a Revolving Credit Commitment becomes a Lender, downgrade the long-term certificate of deposit rating or long-term senior unsecured debt rating of such Lender, and the resulting rating shall be below BBB- or Baa3 respectively, then the Borrower shall have the right, but not the obligation, upon notice to such Lender and the Administrative Agent, to replace such Lender with an Assignee in accordance with and subject to the restrictions contained in Section 12.6, and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 12.6) all its interests, rights and obligations in respect of its Revolving Credit Commitment under this Agreement to such Assignee; provided that (i) no such assignment shall conflict with any law, regulation or order of any governmental authority and (ii) such Assignee shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest and fees (if any) accrued to the date of payment on the Revolving Credit Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

12.8                        Adjustments; Set-off.

(a)                                 If any Defaulting Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(b), 3.3(c), 3.4(c), 12.5(b) or 12.8(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply for the benefit of the Administrative Agent, any Letter of Credit Issuer, the Swingline Lender or any Lender any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(b)                                 After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

(c)                                  If any Finance Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Event (other than pursuant to the terms of Section 2.10, 2.11 or 5.3) in excess of its pro rata share of payments obtained by all Finance Parties, such Finance Party shall purchase from the other Finance Parties such participations in Credit Events made by them as shall be necessary to cause such purchasing Finance Party to share the excess payment or other recovery ratably (to the extent such other Finance Parties were entitled to receive a portion of such payment or recovery) with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Finance Party, the purchase shall be rescinded and each Finance Party which has sold a participation to the purchasing Finance Party shall repay to the purchasing Finance Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Finance Party’s ratable share (according to the proportion of (a) the amount of such selling Finance Party’s required repayment to the purchasing Finance Party to (b) total amount so recovered from the purchasing Finance Party) of any interest or other amount paid or payable by the purchasing Finance Party in respect of the total amount so recovered. The Borrower agrees that any Finance Party purchasing a participation from another Finance Party pursuant to this Section 12.8 may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to clause (b) above) with respect to such participation as fully as if such Finance Party were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Finance Party receives a secured claim in lieu of a setoff to which this Section 12.8 applies, such Finance Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 12.8 to share in the benefits of any recovery on such secured claim.

12.9                        Marshalling; Payments Set Aside.

Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Borrower’s obligations hereunder. To the extent that the Borrower makes a payment or payments to the Administrative Agent, the Swingline Lender, any Letter of Credit Issuer or Lenders (or to the Administrative Agent for the benefit of Lenders), or the Administrative Agent, any Letter of Credit Issuer, the Swingline Lender or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other provincial, state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

12.10                 Counterparts; Effectiveness; Electronic Execution.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any related documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any  document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.11                 Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.12                 Integration.

This Agreement represents the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein.

12.13                 Governing Law.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND THE LAWS OF THE UNITED STATES APPLICABLE THEREIN (EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE WHICH MIGHT REFER SUCH CONSTRUCTION TO THE LAWS OF ANOTHER JURISDICTION).

12.14                 Submission to Jurisdiction; Waivers.

The Borrower hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York or of the United States for the Southern District of New York, and any appellate court from any thereof, in each case which are located in the Borough of Manhattan in the county of New York;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected in accordance with the local rules of civil procedure or by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 12.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 12.14 any special, exemplary, punitive or consequential damages.

12.15                 Acknowledgements.

The Borrower hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement;

(b)                                 neither the Administrative Agent nor any Lender (in any capacity) has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

12.16                 Waivers of Jury Trial.

THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

12.17                 Confidentiality.

The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure (i) to any other party hereto, (ii) with the consent of the Borrower, (iii) as required or requested by any Governmental Authority or any self-regulatory authority, such as the National Association of Insurance Commissioners purporting to have jurisdiction over such Person or its Related Parties, any representatives thereof or any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (iv) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (v) in connection with the exercise of any remedies under this Agreement or under any other related loan documents, or any action or proceeding relating to this Agreement or any other related loan documents, or the enforcement of rights hereunder or thereunder, (vi) to the extent such information becomes publicly available other than as a result of a breach of this Section or become available on a non-confidential basis from a source other than the Borrower, (vii) subject to the proviso of the last sentence of this Section 12.17 to any prospective Assignee or Participant or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder  or (viii) to such Lender’s or the Administrative Agent’s lawyers, professional advisors or independent auditors or Affiliates; provided that, unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall, to the extent practicable, notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition or regulatory compliance of such Lender by such Governmental Authority or in connection with ratings by such rating agency with respect to such Lender) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower. Each Lender and the Administrative Agent agrees that it will not provide to prospective Assignees or Participants or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Revolving Credit Loans made hereunder any of the Confidential Information unless such Person shall have previously executed a Confidentiality Agreement substantially in the form prescribed from time to time by the Loan Sales and Trading Association.

12.18                 Treatment of Revolving Credit Loans.

(a)                                 The Borrower does not intend to treat the Revolving Credit Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation

Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

(b)                                 The Borrower acknowledges that the Administrative Agent and one or more of the Lenders may treat its Revolving Credit Loans as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

12.19                 USA Patriot Act.

Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, such Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.

12.20                 No Fiduciary Duty.

The Administrative Agent, the Arrangers, the Syndication Agents, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower and its affiliates. The Borrower agrees that nothing in this Agreement or otherwise shall be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Borrower, its stockholders or its affiliates. The Borrower acknowledges and agrees that (i) the transactions contemplated by this Agreement are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Agreement and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it shall not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto. To the fullest extent permitted by law the Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.21                 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Credit Loan, together with all fees, charges and other amounts which are treated as interest on such Revolving Credit Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Revolving Credit Loan in accordance with applicable law, the rate of interest payable in respect of such Revolving Credit Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Revolving Credit Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

ITC HOLDINGS CORP.,
as the Borrower

By:	/s/ Rejji P. Hayes
Name: Rejji P. Hayes
Title: Vice President, Finance and Treasurer

Signature Page to ITC Holdings Credit Agreement

JPMORGAN CHASE BANK, N.A.,
individually as Administrative Agent, the Swingline Lender, a Lender and as Letter of Credit Issuer

By:	/s/ Nancy R. Barwig
Name: Nancy R. Barwig
Title: Credit Executive

Signature Page to ITC Holdings Credit Agreement

BARCLAYS BANK PLC,
individually as a Lender and Letter of Credit Issuer

By:	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Vice President

Signature Page to ITC Holdings Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION
individually as a Lender, Syndication Agent and Letter of Credit Issuer

By:	/s/ Nick Schmiesing
Name: Nick Schmiesing
Title: Vice President

Signature Page to ITC Holdings Credit Agreement

Credit Suisse AG Cayman Islands Branch,
as a Lender

By:	/s/ Michael Spaight
Name: Michael Spaight
Title: Authorized Signatory

By:	/s/ Ryan Long
Name: Ryan Long
Title: Authorized Signatory

Signature Page to ITC Holdings Credit Agreement

Deutsche Bank AG New York Branch,
as a Lender

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

By:	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

Signature Page to ITC Holdings Credit Agreement

Morgan Stanley Bank, N.A.,
as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

Signature Page to ITC Holdings Credit Agreement

Goldman Sachs Bank USA,
as a Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

Signature Page to ITC Holdings Credit Agreement

Bank of America, N.A.,
as a Lender

By:	/s/ Carlos Morales
Name: Carlos Morales
Title: Senior Vice President

Signature Page to ITC Holdings Credit Agreement

Mizuho Bank, Ltd.,
as a Lender

By:	/s/ Raymond Ventura
Name: Raymond Ventura
Title: Deputy General Manager

Signature Page to ITC Holdings Credit Agreement

Comerica Bank,
as a Lender

By:	/s/ Jessica Migliore
Name: Jessica Migliore
Title: Vice President

Signature Page to ITC Holdings Credit Agreement

PNC Bank, National Association,
as a Lender

By:	/s/ Dale A. Stein
Name: Dale A. Stein
Title: Senior Vice President

Signature Page to ITC Holdings Credit Agreement

CoBank, ACB,
as a Lender

By:	/s/ John Kemper
Name: John Kemper
Title: Vice President

Signature Page to ITC Holdings Credit Agreement

SCHEDULE I

COMMITMENTS

LENDER	ADDRESS FOR NOTICES	REVOLVING CREDIT COMMITMENT	REVOLVING CREDIT COMMITMENT PERCENTAGE	LETTER OF CREDIT COMMITMENT

JPMorgan Chase Bank, N.A.

JPMorgan Chase Bank, N.A.

Loan Operations

10 South Dearborn, 7th Floor

Chicago, IL 60603

Attention: Teresita Siao

Facsimile No.: (888) 292-9533

with copy to (except in the case of notices relating to borrowings, continuations, conversions and letters of credit):

JPMorgan Chase Bank, N.A.

10 South Dearborn, 9th Floor

Mail Code IL1-0090

Chicago, IL 60603

Attention: Nancy R. Barwig, Credit Executive, Corporate Client Banking, Power and Utilities

Facsimile No.:  (312) 732-1762

and

JPMorgan Chase Bank, N.A.

Portfolio Management Administration

10 South Dearborn, 9th Floor

Mail Code IL1-0874

Chicago, IL 60603

Attention:  Mary McCorry

Facsimile No.: (312) 325-3238

		$46,000,000	11.5%	$34,000,000

LENDER	ADDRESS FOR NOTICES	REVOLVING CREDIT COMMITMENT	REVOLVING CREDIT COMMITMENT PERCENTAGE	LETTER OF CREDIT COMMITMENT

Barclays Bank PLC	On file with the Administrative Agent	$46,000,000	11.5%	$33,000,000

Wells Fargo Bank, National Association	On file with the Administrative Agent	$46,000,000	11.5%	$33,000,000

Credit Suisse AG Cayman Islands Branch	On file with the Administrative Agent	$33,200,000	8.3%	$0

Deutsche Bank AG New York Branch	On file with the Administrative Agent	$33,200,000	8.3%	$0

Morgan Stanley Bank, N.A	On file with the Administrative Agent	$33,200,000	8.3%	$0

Goldman Sachs Bank USA	On file with the Administrative Agent	$33,200,000	8.3%	$0

Bank of America, N.A	On file with the Administrative Agent	$33,200,000	8.3%	$0

Mizuho Bank, Ltd.	On file with the Administrative Agent	$24,000,000	6.0%	$0

Comerica Bank	On file with the Administrative Agent	$24,000,000	6.0%	$0

PNC Bank, National Association	On file with the Administrative Agent	$24,000,000	6.0%	$0

CoBank, ACB	On file with the Administrative Agent	$24,000,000	6.0%	$0

	Total amount	$400,000,000.00	100%	$100,000,000

SCHEDULE II
LITIGATION MATTERS

None.

SCHEDULE III
ENVIRONMENTAL MATTERS

None.

SCHEDULE IV
PENSION AND WELFARE MATTERS

The International Transmission Company Postretirement Welfare Plan as described in Note 11 to the Borrower’s financial statements set forth in the Borrower’s Form 10-K for the period ending December 31, 2013.

SCHEDULE V
OUTSTANDING LIENS ON CLOSING DATE

None.

SCHEDULE VI
EXISTING LETTERS OF CREDIT

Ref number	Outstanding	Release Date	Maturity Date	Beneficiary Name

CPCS-724007	$800,000.00	APR 21, 2009	FEB 28, 2015	Federal Insurance Company

CPCS-867329	$475,000.00	MAR 19, 2014	MAR 19, 2015	Zurich American Insurance Company

EXHIBIT A

Form of Notice of Borrowing

NOTICE OF BORROWING

TO:                           JPMorgan Chase Bank, N.A.
Loan Operations
10 South Dearborn, 7th Floor
Chicago, IL 60603
Attention: Teresita Siao
Facsimile No.: (888) 292-9533

Pursuant to the Revolving Credit Agreement, dated as of  March 28, 2014 (as the same may be amended, modified, supplemented, restated or replaced from time to time, the “Revolving Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among ITC Holdings Corp., a Michigan corporation (the “Borrower”), the various financial institutions and other persons from time to time referred to as “Lenders” in the Revolving Credit Agreement, and JPMorgan Chase Bank, N.A., as the Administrative Agent, this represents the Borrower’s request to borrow as follows:

Revolving Credit Loan:

1.                                      Date of borrowing:

2.                                      Amount of borrowing:

3.                                      Lender(s):            Lenders, in accordance with their Revolving Credit Commitments under the Revolving Credit Agreement

4.                                      Interest rate option:

Type:

Tenor:

Please wire transfer the proceeds of the Borrowing in accordance with the funds flow memorandum delivered under separate cover.

The undersigned officer, to the best of his or her knowledge, in his or her capacity as an officer of the Borrower certifies that:

(i)                                     All representations and warranties made by the Borrower contained in the Revolving Credit Agreement are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date); provided that the representations made in Sections 7.4 and 7.14 shall be made only on the Closing Date; and

(ii)                                  No event has occurred and is continuing or would result from the consummation of the Borrowing contemplated hereby that would constitute a Default or an Event of Default.

Dated:

ITC HOLDINGS CORP.

By:
Name:
Title:

EXHIBIT B

Form of Notice of Continuation

TO:                           JPMorgan Chase Bank, N.A., as Administrative
Agent under the Credit Agreement (as defined below)
Loan Operations
10 South Dearborn, 7th Floor
Chicago, IL 60603
Attention: Teresita Siao
Facsimile No.: (888) 292-9533

Pursuant to the Revolving Credit Agreement, dated as of March 28, 2014 (as the same may be amended, modified, supplemented, restated or replaced from time to time, the “Revolving Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among ITC Holdings Corp., a Michigan corporation (the “Borrower”), the various financial institutions and other persons from time to time referred to as “Lenders” in the Revolving Credit Agreement (the “Lenders”), JPMorgan Chase Bank, N.A., as the Administrative Agent, this represents the Borrower’s request to continue Revolving Credit Loans as follows:

1.                                      Date of continuation or conversion:

                                                    ,

2.                                      Amount of Revolving Credit Loans being continued or converted:

$

3.                                      Nature of continuation or conversion:

                                                a.                                      Conversion of a LIBOR Loan as an ABR Loan

                                                b.                                      Conversion of an ABR Loan as a LIBOR Loan

                                                c.                                       Continuation (rollover) of LIBOR Loans as LIBOR Loans

4.                                      If Revolving Credit Loans are being continued as or converted into LIBOR Loans, the duration of the new LIBOR Period that commences on the continuation or conversion date:

month(s)

Dated:

ITC HOLDINGS CORP.

By:
Name:
Title:

EXHIBIT C

[Reserved]

EXHIBIT D

Form of Closing Certificate

CLOSING CERTIFICATE

ITC HOLDINGS CORP.

TO:                           The Lenders and the Administrative Agent (each, as defined below)

RE:                           Revolving Credit Agreement, dated as of March 28, 2014 (as the same may be amended, modified, supplemented, restated or replaced from time to time, the “Revolving Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among ITC Holdings Corp., a Michigan corporation (the “Borrower”), the various financial institutions and other persons from time to time referred to as “Lenders” in the Revolving Credit Agreement, and JPMorgan Chase Bank, N.A., as the Administrative Agent.

I, the undersigned, an Authorized Officer of the Borrower, hereby certify to the best of my knowledge, information and belief, for and on behalf of the Borrower, and not in my personal capacity, in connection with the initial Borrowing on this date under the Revolving Credit Agreement, that:

1.                                      the conditions precedent set forth in the Revolving Credit Agreement were satisfied as of the Closing Date;

2.                                      attached to this certificate as Schedule A is a true and complete copy of the articles of incorporation of the Borrower, together with all amendments thereto adopted through the date hereof (as certified by the Michigan Department of Licensing and Regulatory Affairs) and as in effect on the date hereof and the Borrower has not passed, confirmed or consented to any amendments or variations to such articles;

3.                                      attached to this certificate as Schedule B is a correct and complete copy of the by-laws of the Borrower and such by-laws are in full force and effect on the date hereof and as of the date hereof the Borrower has not passed, confirmed or consented to any amendments or variations to such by-laws;

4.                                      attached hereto as Schedule C is a true and complete copy of the resolutions duly adopted by the Board of Directors of the Borrower at a meeting of such Board of Directors held on May 15, 2013, approving and authorizing the execution, delivery and performance of the Revolving Credit Agreement and the transactions contemplated thereby. Such resolutions have not been amended, modified, revoked or rescinded since the date of adoption thereof, are in full force and effect on the date hereof and are the only resolutions that have been adopted by the Board of Directors of the Borrower with respect to the subject matter thereof;

5.                                      the persons whose names appear on Schedule D attached hereto are duly elected, qualified and acting officers of the Borrower occupying the offices set forth opposite their respective names on Schedule D, and the signature set forth opposite their respective names are their true and genuine signatures, and each of such officers is duly authorized to execute and deliver the Revolving Credit Agreement on behalf of the Borrower and each of the related documents to which it is a party and any other agreement, instrument or document to be delivered by the Borrower pursuant to the Revolving Credit Agreement.

6.                                  the law firms of Simpson Thacher & Bartlett LLP and Dykema Gossett PLLC are entitled to rely on this Closing Certificate in connection with their legal opinions to be delivered as of the date hereof in connection with the Revolving Credit Agreement.

* * * * *

IN WITNESS WHEREOF, I have signed this Certificate this        day of [    ], 2014.

Name: Wendy A. McIntyre
Title: Vice President, Secretary and General Counsel — Enterprise Operations

I, Rejji P. Hayes, Vice President, Finance and Treasurer of the Borrower, DO HEREBY CERTIFY that Wendy A. McIntyre has been duly elected (or appointed) and has duly qualified as, and on this day is, the Vice President, Secretary and General Counsel — Enterprise Operations of the Borrower, and the signature above is her genuine signature.

Name: Rejji P. Hayes
Title: Vice President, Finance and Treasurer

Schedule A

Articles of Incorporation

[See Attached]

Schedule B

Bylaws

[See Attached]

Schedule C

Resolutions

[See Attached]

Schedule D

Incumbency

Daniel J. Oginsky
Senior Vice President and
General Counsel

Rejji P. Hayes
Vice President, Finance and Treasurer

EXHIBIT E

Form of Compliance Certificate

ITC HOLDINGS CORP.

TO:        The Lenders and the Administrative Agent

The undersigned, an Authorized Officer of ITC Holdings Corp. (the “Borrower”), in such capacity and not personally, hereby certifies to the best of my knowledge, information and belief that:

1.                                      I am the duly appointed                                                                                                of the Borrower named in the Revolving Credit Agreement, dated as of March 28, 2014 (as the same may be amended, modified, supplemented, restated or replaced from time to time, the “Revolving Credit Agreement”), among ITC Holdings Corp., a Michigan corporation (the “Borrower”), the various financial institutions and other persons from time to time referred to as “Lenders” in the Revolving Credit Agreement, and JPMorgan Chase Bank, N.A., as the Administrative Agent and as such I am providing this certificate for and on behalf of the Borrower pursuant to Section 8.1(c) of the Revolving Credit Agreement. Unless the context otherwise requires, capitalized terms in the Revolving Credit Agreement which appear herein without definitions shall have the meanings ascribed thereto in the Revolving Credit Agreement.

2.                                      I am familiar with and have examined the provisions of the Revolving Credit Agreement including those of Articles 7, 8, 9 and 10 therein and have reviewed and am familiar with the contents of this certificate.

3.                                      Delivered herewith are the financial statements required to be delivered pursuant to Section 8.1[(a)] [(b)] of the Revolving Credit Agreement.

4.                                      No Default or Event of Default has occurred and is continuing as of the date hereof [or if any Default or Event of Default does exist, specify the nature and extent thereof].

5.                                      As of the last day of the fiscal quarter ending                 , the financial ratio referred to in Section 9.3 of the Revolving Credit Agreement is         :         and was calculated as set forth in Schedule I.

Dated this day of                   ,           .

[Name and Title]

Schedule I

ITC HOLDINGS CORP.

Debt to Capitalization Ratio(1)

1. Total Debt as of the last day of the fiscal quarter ending .		$
2. Total Capitalization as of the last day of the fiscal quarter ending .
(a)	Total Debt	$
(b)	Total stockholder’s equity of the Borrower	$
(c)	Total Capitalization: The sum of Items 2(a) and 2(b)	$
3.	DEBT TO CAPITALIZATION RATIO: the ratio of Item 1 to Item 2		%
4. Maximum Debt to Capitalization Ratio allowed		75%
5. In compliance		YES/NO

(1)  Financial covenants shall be calculated (i) without giving effect to any election by the Borrower or any of its subsidiaries to value any of its indebtedness or liabilities at “fair value” pursuant to Accounting Standards Codification 825-10-25 (formerly referred to as Statement of Financial Accounting Standards 159) or any other accounting standards codification or financial accounting standard having a similar result or effect,  (ii) without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) without giving effect to any changes in GAAP occurring after the Closing Date, the effect of which would be to cause leases which would be treated as operating leases under GAAP as of the Closing Date to be treated as capital leases under GAAP.

EXHIBIT F

Form of Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	ITC Holdings Corp., a Michigan corporation

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A.

5.	Credit Agreement:	The Revolving Credit Agreement dated as of March 28, 2014 among Borrower, the various financial institutions and other persons from time to time referred to as “Lenders”, and JPMorgan Chase Bank, N.A., as the Administrative Agent

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Revolving Credit Commitment/Revolving Credit Loans for all Lenders	Amount of Revolving Credit Commitment/Revolving Credit Loans Assigned	Percentage Assigned of Revolving Credit Commitment/Revolving Credit Loans (1)
	$	$		%
	$	$		%
	$	$		%

Effective Date:                               , 201         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

(1)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and](2)

Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent [, as Swingline
Lender and Letter of Credit Issuer]

By:
Name:
Title:

[Consented to:](3)

ITC HOLDINGS CORP.,
as Borrower

By:
Name:
Title:

(2)  To be added only if the consent of the Administrative Agent, Swingline Loan and/or Letter of Credit Issuer is required by the terms of the Credit Agreement.

(3)  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other loan document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the loan documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any loan document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any loan document.

1.2.                            Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1(i) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the loan documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the loan documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT G

FORM OF INCREASING LENDER SUPPLEMENT

INCREASING LENDER SUPPLEMENT, dated                     , 20       (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of March 28, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ITC Holdings Corp. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, pursuant to Section 2.15 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Revolving Credit Commitments under the Credit Agreement by requesting one or more Lenders to increase the amount of its Revolving Credit Commitments;

WHEREAS, the Borrower has given notice to the Administrative Agent of its intention to increase the Revolving Credit Commitment pursuant to such Section 2.15; and

WHEREAS, pursuant to Section 2.15 of the Credit Agreement, the undersigned Increasing Lender now desires to increase the amount of its Revolving Credit Commitment under the Credit Agreement by executing and delivering to the Borrower and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.                                      The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall have its Revolving Credit Commitment increased by $[                    ], thereby making the aggregate amount of its total Commitments equal to $[                    ].

2.                                      The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

3.                                      Terms defined in the Credit Agreement shall have their defined meanings when used herein.

4.                                      This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5.                                      This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

ITC HOLDINGS CORP.

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
Name:
Title:

2

EXHIBIT H

FORM OF AUGMENTING LENDER SUPPLEMENT

AUGMENTING LENDER SUPPLEMENT, dated                     , 20       (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of March 28, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ITC Holdings Corp. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.15 thereof that any bank, financial institution or other entity may extend Revolving Credit Commitments under the Credit Agreement subject to the approval of the Borrower and the Administrative Agent, by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.                                      The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Revolving Credit Commitment with respect to Revolving Credit Loans of $[                    ].

2.                                      The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.1 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3.                                      The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

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4.                                      The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

5.                                      Terms defined in the Credit Agreement shall have their defined meanings when used herein.

6.                                      This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

7.                                      This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

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IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

ITC HOLDINGS CORP.

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
Name:
Title:

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